AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 15, 2009

among

MORRIS COMMUNICATIONS COMPANY, LLC

MORRIS PUBLISHING GROUP, LLC

The LENDERS Party Hereto

and

TRANCHE MANAGER, LLC,
as Administrative Agent

___________

$136,500,000
___________

 Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE CREDITS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

-i-

ARTICLE IV

CONDITIONS

SECTION 4.01. First Restatement Date	42
SECTION 4.02. Each Credit Event	44

ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

NEGATIVE COVENANTS

-ii-

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

-iii-

SCHEDULE I	Commitments
SCHEDULE II	Material Agreements and Liens
SCHEDULE III	Hazardous Materials
SCHEDULE IV	Subsidiaries and Investments
SCHEDULE V	Litigation
SCHEDULE VI	Real Property
SCHEDULE VII	Acquisition Obligations
SCHEDULE VIII	Post Closing Obligations

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Restructuring Term Sheet
EXHIBIT C	Form of Intercreditor Agreement

-iv-

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 15, 2009 (this “Agreement”), among MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“MCC”), MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company (the “Borrower”), the LENDERS party hereto and TRANCHE MANAGER, LLC, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”) amends and restates in full the Credit Agreement, dated as of December 14, 2005, by and among the Borrower, MCC, the lenders party thereto, J.P. Morgan Securities Inc., as sole lead arranger and sole book runner, JPMorgan Chase Bank, N.A. (“JPMCB”), as the administrative agent, and certain other parties thereto as co-documentation agents (the “Existing Credit Agreement”).

RECITALS

WHEREAS, undefined capitalized terms used in these recitals shall have the respective meanings assigned to such terms in Section 1.01 hereof;

WHEREAS, the Existing Credit Agreement is being amended and restated on and subject to the terms and conditions set forth herein, and this Agreement is made in renewal, amendment, restatement and modification of, but not in extinguishment or novation of, the obligations under the Existing Credit Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Prior Lenders, Tranche Holdings, LLC, the Prior Administrative Agent and the Administrative Agent are entering into the Transfer Documents, pursuant to which (a) the Prior Lenders shall assign and Tranche Holdings, LLC shall assume the Loans and other rights and obligations of the Prior Lenders under the Existing Credit Agreement and under the other Loan Documents, and (b) JPMCB shall assign and Tranche Manager, LLC shall assume the rights and obligations of JPMCB, as administrative agent under the Existing Credit Agreement and under the other Loan Documents (collectively, the “2009 Assignment and Assumption”);

WHEREAS, the Borrower has agreed to secure all of its obligations hereunder by granting to the Administrative Agent, for the benefit of the Lenders, a first priority lien on certain of its real property assets and substantially all of its personal property assets, including a pledge of all of the equity interests in each of its Domestic Subsidiaries;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective obligations by granting to the Administrative Agent, for the benefit of the Lenders, a first priority lien on certain of their respective real property assets and substantially all of their respective personal property assets, including a pledge of all of the equity interests in each of their respective Domestic Subsidiaries;

WHEREAS, Holdings has agreed to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in its equity interest in MCC to secure the obligations of MCC under the Loan Documents; and

WHEREAS, MPG Holdings has agreed to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in substantially all of its personal property assets, including a pledge of all of its equity interest in the Borrower to secure the obligations of the Loan Parties under the Loan Documents and Shivers has agree to guarantee such obligations of MPG Holdings.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Lease Terms” means, with respect to any lease agreement covering real property sold by MCC, the Borrower or any of their respective Subsidiaries pursuant to Section 6.01(c)(vii), that such lease agreement (a) shall expire not prior to the date eight years after the Existing Credit Agreement Effective Date (or, if earlier, the remaining useful life of the real property) and shall be renewable at the option of the lessee for an additional term of not less than five years after such initial expiration date, (b) requires that the lease agreement shall be recorded prior to the grant by the respective lessor of any Lien upon such real property, and that any such Lien shall be subject to the provisions of such lease agreement, and that such Lien shall be subject to such lease agreement, (c) the rental payments to be made under such lease agreement by MCC, the Borrower or the respective Subsidiary of MCC or the Borrower shall be not less favorable than would be applicable to a lease agreement entered into on market terms with an unaffiliated third party and shall consist of equal consecutive monthly or quarterly payments (excluding rental payments during any renewal of such lease agreement, so long as such renewal rental payments are not in any event greater than market terms determined at the time the renewal becomes effective), provided that such payments may from time to time be increased in accordance with increases in the Consumer Price Index published by the Bureau of Labor Statistics in the Department of Labor, (d) shall not contain any terms that would impose unusual burdens upon the ability of the respective lessee to use the leased property and (e) shall not contain terms that render such lease a Guarantee of obligations of the lessor.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such specified Person and, if such other Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 20% or more of the voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.  Notwithstanding the foregoing, (a) no individual (other than William S. Morris III) shall be an Affiliate solely by reason of his or her being a director, officer or employee of MCC, the Borrower or any of their respective Subsidiaries and (b) no sibling of William S. Morris III shall be an Affiliate solely by reason of his or her being such a sibling.

 “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Cash Flow” means, on any date during any fiscal year, with respect to any assets or equity interests being sold as contemplated in Section 6.01(c)(vi), the sum (determined on a consolidated basis, if applicable, without duplication in accordance with GAAP), of the following, in each case to the extent attributable to such assets or equity interests: (a) net operating income (calculated before federal, state and local income taxes, Interest Expense, extraordinary and unusual items, income or loss attributable to equity in Affiliates of the Borrower and Other Income) for the period of four fiscal quarters ending on or most recently ended prior to said date plus (b) non-cash items, including, without limitation, depreciation and amortization (to the extent deducted in determining net operating income) for such period.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Basic Documents” means, collectively, the Loan Documents and the Tax Consolidation Agreements.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Change in Control” means:

(a)  (i) Questo shall cease to own at least 65% of the equity interests of Shivers (or shall cease to own at least 65% of the aggregate voting power of Shivers), (ii) MPG Holdings shall cease to be a direct Wholly Owned Subsidiary of Shivers, (iii) the Borrower shall cease to be a direct Wholly Owned Subsidiary of MPG Holdings or (iv) MPG Holdings shall grant any Lien on the ownership interests held by it in the Borrower (other than any Lien pursuant to the MPG Holdings Pledge Agreement); or

(b)  An aggregate of at least 51% of the issued and outstanding shares of stock (of each class) of Questo shall cease to be owned, collectively, by (i) William S. Morris III, his spouse, his children or his grandchildren, (ii) a trust for the benefit of William S. Morris III, his spouse, his children or his grandchildren, which trust is under the control of William S. Morris III, his spouse, his children or his grandchildren or (iii) a partnership, corporation or limited liability company which is controlled by (and the equity interests in which are owned by) William S. Morris III, his spouse or his children or his grandchildren or their spouses or by a trust referred to in the foregoing clause.

“Borrower Fee Cap” has the meaning set forth in Section 2.09(a).

“Borrowing” means all Fixed Rate Loans of the same Class made, converted or continued on the same date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditure Contributions” means (a) any equity contribution (whether constituting a contribution to the capital of MCC by Holdings or the purchase of additional equity interests in MCC by Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as a “Capital Expenditure Contribution” for purposes of this Agreement or (b) any equity contribution (whether constituting a contribution to the capital of the Borrower by MPG Holdings or the purchase of additional equity interests in the Borrower by MPG Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as a “Capital Expenditure Contribution” for purposes of this Agreement.

“Capital Expenditures” means, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period, but excluding interest capitalized during such period in respect of Indebtedness incurred to finance the acquisition or construction of fixed assets, plant and equipment) made by MCC, the Borrower or any of their respective Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period computed in accordance with GAAP.  Notwithstanding the foregoing, the following shall be excluded from Capital Expenditures (a) any acquisition permitted under Section 6.01(c)(iv), (b) any Investment permitted under Section 6.04(e), (c) the cost of any repair or replacement of any Property that is the subject of a Casualty Event, (d) any reinvestment of the Net Proceeds of a Disposition pursuant to Section 2.08(b)(i), and (e) any acquisition of any Property permitted hereunder that is leased by MCC, the Borrower or any of their respective Subsidiaries as of the Existing Credit Agreement Effective Date.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Cash and Cash Equivalents” means, as at any date of determination thereof for MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC), the aggregate amount of all cash (including, without limitation, balances held in operating deposit accounts) and all Liquid Investments held by MCC, the Borrower and their respective Subsidiaries on such date.

“Cash Flow” means, for any period, the sum, for MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC), of the following:  (a) net operating income for such period, calculated before federal, state and local income taxes, Interest Expense, extraordinary and unusual items (other than any one-time charges related to start-up expenses for the shared services center and business and technology platform), income or loss attributable to equity in Affiliates of MCC and the Borrower and Other Income, it being understood that the first $1,000,000 of Other Rental Income for any period shall be included in “net operating income”, plus (b) non-cash items for such period, including, without limitation, depreciation and amortization, impairment charges with respect to goodwill and other intangibles, unrealized gains or losses on financial instruments (such as contemplated by FAS 133), non-cash financing losses on the extinguishment of debt and the non-cash portion of post-retirement benefits (to the extent deducted in determining net operating income), plus (c) non-recurring cash severance charges for such period not exceeding $5,000,000 in the aggregate during the period commencing on July 1, 2008 through the term of this Agreement, plus (d) non-recurring restructuring charges related to the capital structure of MCC, the Borrower, or their respective Subsidiaries, including those fees, expenses, and charges incurred in connection with this Agreement, the Contribution Agreement, the 2003 Senior Subordinated Notes Refinancing Documents, the reorganization of the corporate structure of MCC, the Borrower, and their respective Subsidiaries in 2009, and all negotiations and transactions related thereto .  MCC, the Borrower and their respective Subsidiaries shall be permitted to add back for any period ending on or prior to December 31, 2006, up to $2,500,000 of hurricane related expenses and losses (including lost revenue).  In determining “net operating income” for any period, there shall be excluded from expenses the aggregate amount of Special Deferred Compensation for such period.

Notwithstanding the foregoing, in determining Cash Flow as at any date with respect to any period, appropriate adjustments shall be made to take into account the effect of any acquisition or Disposition during such period (or thereafter through such date) involving aggregate consideration in excess of $1,000,000, as if such acquisition or Disposition had occurred on the first day of such period.

“Cash Flow Ratio” means, as at any date of determination thereof, the ratio of (i) Total Indebtedness as at such date to (ii) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Tranche C Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Term Loan Commitment.

“Conforming Plan” means a confirmed pre-packaged plan of reorganization under chapter 11 of title 11 of the United States Bankruptcy Code, 11 U.S.C. §§101-1532 that is consistent in all respects with the Restructuring Term Sheet.

“Contribution Agreement” means that certain Contribution Agreement, dated as of August 7, 2009, among Outdoor Holding, Magic and FMO Holdings, LLC.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by MCC, the Borrower or any of their respective Subsidiaries to any Person, including any Casualty Event, but excluding any sale, assignment, transfer or other disposition of (a) any Property sold or disposed of in the ordinary course of business and on ordinary business terms and (b) any Property in an aggregate amount of less than $1,000,000.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means as to any Person any Subsidiary of such Person that is not organized in a jurisdiction outside of the United States of America.

“Environmental Claim” means, with respect to any Person, (a) any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, and any Lien filed against any property covered by any Mortgage.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Contributions” means (a) any equity contribution (whether constituting a contribution to the capital of MCC by Holdings or the purchase of additional equity interests in MCC by Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as an “Equity Contribution” for purposes of this Agreement, which designation shall be set forth in a notice to such effect delivered by MCC to the Administrative Agent, or (b) any equity contribution (whether constituting a contribution to the capital of the Borrower by MPG Holdings or the purchase of additional equity interests in MCC by MPG Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as an “Equity Contribution” for purposes of this Agreement, which designation shall be set forth in a notice to such effect delivered by MCC to the Administrative Agent.

“Equity Issuance” means (a) any issuance or sale by MCC, the Borrower or any of their respective Subsidiaries after the First Restatement Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of MCC, the Borrower or any of their respective Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of MCC issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in MCC, the Borrower or any of their respective Subsidiaries or (b) the receipt by MCC, the Borrower or any of their respective Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (w) any reimbursement of the costs of any Special Deferred Compensation described in clause (a) of the definition of such term in this Section, (x) the first $50,000,000 of Equity Contributions received after the date hereof or (y) the first $100,000,000 of Capital Expenditure Contributions received after the date hereof .

“Equity Rights” means, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with MCC or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by MCC, the Borrower or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by MCC, the Borrower or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by MCC, the Borrower or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by MCC, the Borrower or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from MCC, the Borrower or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Agent” means Computershare Trust Company, N.A., as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of October 15, 2009, by and among the Borrower, those holders or investment advisors of the 2003 Senior Subordinated Notes signatory thereto, MPG Holdings, MCC, MPG Revolver Holdings, LLC, and Computershare Trust Company, N.A., as Escrow Agent, as such agreement may be amended, modified or supplemented from time to time with the approval of the Administrative Agent.

“Event of Default” means, (i) prior to the Tranche A Payoff Date, the occurrence of any one of the events described in clauses (a) through (s) in Article VII and (ii) on and after the Tranche A Payoff Date, a Tranche B/C Event of Default.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Existing Credit Agreement Effective Date” means December 14, 2005

“Fairway” means MCC Outdoor, LLC or any successor thereof.

“Fairway Contribution” means the contribution by Outdoor Holding of its interest in the equity of Fairway to FMO Holdings, LLC.

“Fairway Release” means (a) the release of Fairway as a guarantor and a grantor under the Existing Security Agreement and the release of the Administrative Agent’s Liens on the Property of Fairway, each by virtue of the execution and delivery of the Security and Guarantee Agreement and (b) the release of the Administrative Agent’s Lien on the equity of Fairway by virtue of the consummation of the Fairway Contribution and the execution and delivery of the Security and Guarantee Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Extended Maturity Date” means the earlier of (a) April 15, 2012, and (b) the date on which the Loans shall become due and payable in full hereunder whether by acceleration or otherwise.

“First Restatement Date” means October 15, 2009.

“Fiscal Quarter” means each fiscal quarter of MCC and the Borrower, respectively.  The “first” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to March 31 in such year, the “second” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to June 30 in such year, the “third” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to September 30 in such year, and the “fourth” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to December 31 in such year, in each case as provided in Section 1.04(d).

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) the sum (without duplication) of (i) all regularly scheduled payments or regularly scheduled mandatory prepayments of principal of any other Indebtedness made during such period (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding, (v) any prepayments pursuant to Section 2.08, (w) any Indebtedness of the type described in clause (c) or (f) of the definition of such term in this Section 1.01, except to the extent MCC, the Borrower and their respective Subsidiaries have made payments in respect of the principal thereof during such period, (x) the final installment of principal of any Indebtedness permitted hereunder that is secured by the aircraft assets of MCC, the Borrower and their respective Subsidiaries, (y) any payments on Intercompany Indebtedness and (z) for any such period of four fiscal quarters ending on December 31, 2008, March 31, 2009, June 30, 2009 or September 30, 2009, any payments of principal made by the Borrower pursuant to Section 2.07(a)(ii)) plus (ii) all Interest Expense (excluding PIK Interest) for such period plus (iii) income taxes for such period (excluding, however, taxes attributable to (1) any Disposition to the extent proceeds with respect to such Disposition are not included in Cash Flow and (2) Indebtedness repurchased) plus (iv) Restricted Payments made in cash during such period plus (v) Capital Expenditures for such period, excluding (x) Capital Expenditures funded by Capital Expenditure Contributions made during the twelve month period ending on or most recently ended prior to such date (as contemplated by the definition of such term in this Section 1.01) and (y) Capital Expenditures related to start-up expenses for the shared services center and business and technology platform, provided that (i) the aggregate amount of such charges and expenses that may be so excluded shall not exceed $7,500,000 for any period ending on or before December 31, 2006 and (ii) no such charges and expenses may be excluded for any period ending after December 31, 2006.

“Fixed Rate Loans” means Loans accruing interest at the Tranche A Fixed Rate, the Tranche B Fixed Rate or the Tranche C Fixed Rate.

 “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.04(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantors” means MCC and each Subsidiary Guarantor.

“Hazardous Material” means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Holdings” means Morris Communications Holding Company, LLC, a Georgia limited liability company.

“Holdings Pledge Agreement” means that certain Pledge Agreement, dated as of December 14, 2005, between Holdings and the Administrative Agent.

“Indebtedness” means, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business and (ii) without limiting the foregoing, trade accounts payable with respect to the purchase card line of credit established by JPMCB in favor of MCC; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, excluding, if such Person is the lessee of Property (whether pursuant to an operating lease or capital lease), Liens on such Property securing Indebtedness of the lessor; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person to the extent of the amount of such Indebtedness that such Person has agreed to Guarantee.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture, dated as of August 7, 2003 (as amended by that certain First Supplement to Indenture, dated as of July 20, 2004, and as further amended or otherwise modified from time to time in accordance with the terms hereof), by and among Borrower and Morris Finance, as issuers, the guarantors party thereto, and Wilmington Trust, N.A., as successor trustee.

“Indenture Change of Control” has the meaning assigned to such term in Section 2.08(b)(iii).

“Indenture Forbearance” means that certain Forbearance Agreement, dated as of February 26, 2009, by and among the Borrower, Morris Finance, the guarantors party to the Indenture, and certain holders of 2003 Senior Subordinated Notes representing more than 80% of the aggregate principal amount of the 2003 Senior Subordinated Notes outstanding, as amended through the First Restatement Date and as may be further amended from time to time in accordance with the terms hereof or with the consent of the Administrative Agent.

“Indenture Forbearance Termination Date” has the meaning assigned to such term in Section 1.05(d).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Cash on Hand” means an amount calculated as being the “Initial Cash on Hand” as of the 2003 Senior Subordinated Notes Refinancing Effective Date, pursuant to the requirements of  the Restructuring Term Sheet or, if different, the Plan Support Agreement.

“Initial Loan Maturity Date” means the earlier of (a) October 15, 2011, and (b) the date that the Loans shall become due and payable in full hereunder whether by acceleration or otherwise.

“Intercompany Indebtedness” means Indebtedness of any Loan Party owing to MCC, the Borrower or any Subsidiary of MCC or the Borrower.

“Intercreditor Agreement” means an Intercreditor Agreement in the form of Exhibit C attached hereto to be entered into between the Trustee and the Administrative Agent on the 2003 Senior Subordinated Notes Refinancing Effective Date.

“Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period, provided, however, for purposes of calculating the Interest Coverage Ratio, Interest Expense shall exclude PIK interest.

“Interest Expense” means, for any period, the sum, for Holdings (but not any Subsidiaries thereof) and MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC), of the following:  (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period, but excluding fees, commissions, purchase price payments or other costs in respect of any Interest Rate Protection Agreement and excluding also any Indebtedness of the type described in clause (c) or (f) of the definition of such term in this Section 1.01, except to the extent MCC, the Borrower and their respective Subsidiaries have made payments in respect of interest thereof during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) plus (c) the aggregate amount of fees or commissions paid in respect of letters of credit (other than commercial letters of credit) during such period.  Notwithstanding the foregoing, “Interest Expense” shall exclude any amount paid or amortized during any period in respect of up-front fees arising in connection with the incurrence of Indebtedness.

Interest Expense as at any date for any period will be adjusted on a pro forma basis to take into account the effect of any acquisition or Disposition during such period (or after such period through such date) involving aggregate consideration in excess of $1,000,000, as if such acquisition or Disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

“Interest Payment Date” means (a) (i) in the case of the Tranche A Term Loans, the last day of each calendar month commencing on the first such day to occur after the First Restatement Date and (ii) in the case of the Tranche B Term Loans and the Tranche C Term Loans, on the last day of each calendar quarter and (b) in the case of all Loans the final maturity date  applicable thereto or the prepayment in full of the Loans.

“Interest Rate Protection Agreement” means, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, loaned or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

“JPMCB” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Lenders” means, collectively, (a) the Term Loan Lenders listed on Schedule I and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquid Investments” means:  (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof; (b) certificates of deposit issued by any Lender, or by any bank or trust organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, in each case maturing not more than 180 days from the date of acquisition thereof;

(c) certificates of deposit issued by any Eligible Foreign Bank maturing not more than 180 days from the date of acquisition thereof (for purposes hereof, “Eligible Foreign Bank” means any bank organized under the laws of any member of the Organization for Economic Cooperation and Development, the long-term debt securities of which are rated A or better by Standard & Poor’s Ratings Group, a Division of McGraw Hill, Inc. or A2 or better by Moody’s Investors Service, Inc.); (d) certificates of deposit issued by any bank (other than a bank described in clause (b) or (c) above) not to exceed $1,000,000 in the aggregate at any time outstanding; and (e) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Group, a Division of McGraw Hill, Inc. or Moody’s Investors Service, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Transfer Documents, the Intercreditor Agreement and each other document or instrument now or hereafter executed and delivered by any Obligor in connection with, pursuant to or relating to this Agreement, and any and all amendments, modifications and supplements to, and restatements, assignments and reaffirmations of, any of the foregoing.

“Loan Maturity Date” means (i) with regard to the Tranche A Term Loan, the Tranche A Maturity Date, (ii) with regard to the Tranche B Term Loan, the Tranche B Maturity Date, and (iii) with regard to the Tranche C Term Loan, the Tranche C Maturity Date.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans continued by the Lenders to the Borrower pursuant to this Agreement.

“Magic” means Magic Media, Inc.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition, operations, business or prospects of MCC, the Borrower and their respective Subsidiaries or the Newspaper Entities taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“MCC” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“MCC Change in Control” means:

(a)  (i) Pesto shall cease to own at least 65% of the equity interests of Questo (or shall cease to own at least 65% of the aggregate voting power of Holdings), (ii) Pesto directly (or Questo indirectly) shall cease to own at least 65% of the equity interests of Holdings (or shall cease to own at least 65% of the aggregate voting power of Holdings), (iii) MCC shall cease to be a direct Wholly Owned Subsidiary of Holdings or (iv) Holdings shall grant any Lien on the ownership interests held by it in MCC (other than any Lien pursuant to the Holdings Pledge Agreement); or

(b)  An aggregate of at least 51% of the issued and outstanding shares of stock (of each class) of Questo shall cease to be owned, collectively, by (i) William S. Morris III, his spouse, his children or his grandchildren, (ii) a trust for the benefit of William S. Morris III, his spouse, his children or his grandchildren, which trust is under the control of William S. Morris III, his spouse, his children or his grandchildren or (iii) a partnership, corporation or limited liability company which is controlled by (and the equity interests in which are owned by) William S. Morris III, his spouse or his children or his grandchildren or their spouses or by a trust referred to in the foregoing clause.

“MCC Yield Maintenance Agreement” has the meaning assigned to such term in Section 2.09(a).

“Mediacom” means Mediacom Communications Corporation, a Delaware corporation.

“Morris Finance” means Morris Publishing Finance Co., a Georgia corporation.

“Mortgages” means, collectively, one or more instruments of Mortgage, Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by an Obligor in favor of the Administrative Agent and the Lenders (or in favor of a trustee for the benefit of the Administrative Agent and the Lenders) and covering the properties and leasehold interests identified in Schedule VI that are to be subject to the Lien of a Mortgage and any other mortgage, deed of trust, deed to secure debt or any other agreement evidencing a real property security interest in favor of the Lenders delivered in connection with the Loan Documents.

“MPG Cash Flow” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) net operating income for such period, calculated before federal, state and local income taxes, Interest Expense, extraordinary and unusual items (other than any one-time charges related to start-up expenses for the shared services center and business and technology platform), income or loss attributable to equity in Affiliates of the Borrower and Other Income, it being understood that the first $1,000,000 of Other Rental Income for any period shall be included in “net operating income”, plus (b) non-cash items for such period, including, without limitation, depreciation and amortization, impairment charges with respect to goodwill and other intangibles, unrealized gains or losses on financial instruments (such as contemplated by FAS 133), non-cash financing losses on the extinguishment of debt and the non-cash portion of post-retirement benefits (to the extent deducted in determining net operating income), plus (c) non-recurring cash severance charges for such period not exceeding $5,000,000 in the aggregate during the period commencing on July 1, 2008 through the term of this Agreement, plus (d) non-recurring restructuring charges related to the capital structure of the Borrower or its Subsidiaries, including those fees, expenses, and charges incurred in connection with this Agreement, the Contribution Agreement, the 2003 Senior Subordinated Notes Refinancing Documents, the reorganization of the corporate structure of Borrower and its Subsidiaries in 2009, and all negotiations and transactions related thereto.  In determining “net operating income” for any period, there shall be excluded from expenses the aggregate amount of Special Deferred Compensation for such period.

Notwithstanding the foregoing, in determining MPG Cash Flow as at any date with respect to any period, appropriate adjustments shall be made to take into account the effect of any acquisition or Disposition during such period (or thereafter through such date) involving aggregate consideration in excess of $1,000,000, as if such acquisition or Disposition had occurred on the first day of such period.]

“MPG Consolidated Surplus Cash Flow” means, for any period, an amount (if positive) equal to: (i) MPG Cash Flow for such period plus an amount equal to any decrease in MPG Consolidated Working Capital during such period, minus (ii) the sum, without duplication, of the amounts for such period of  (a) voluntary and scheduled repayments of Total Senior Indebtedness of the Borrower and its Subsidiaries, (b) Capital Expenditures of the Borrower and its Subsidiaries (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) cash interest expense of the Borrower and its Subsidiaries, (d) provisions for current taxes based on income of the Borrower and its Subsidiaries and payable in cash with respect to such period and (e) an amount equal to any increase in MPG Consolidated Working Capital during such period.

“MPG Consolidated Working Capital” means, as at any date of determination, the excess of (a) the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, over (b) the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“MPG Holdings” means MPG Newspaper Holding, LLC, a Georgia limited liability company.

“MPG Holdings Pledge Agreement” means that certain Pledge Agreement dated as of January 28, 2009 between MPG Holdings, Shivers and the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Disposition or Equity Issuance, the aggregate amount of all cash payments received by MCC, the Borrower and their respective Subsidiaries directly or indirectly in connection with such Disposition or Equity Issuance; provided that (i) such Net Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by MCC, the Borrower and their respective Subsidiaries in connection with such Disposition or Equity Issuance and (y) any Federal, state and local income or other taxes estimated to be payable by MCC, the Borrower and their respective Subsidiaries as a result of such Disposition or Equity Issuance (but only to the extent that such estimated taxes are in fact paid pursuant to the Tax Consolidation Agreements when due pursuant to the provisions thereof) and (ii) such Net Proceeds shall be net of any repayments by MCC, the Borrower or any of their respective Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition or Equity Issuance and (y) such Indebtedness is in fact repaid upon the consummation of the purchase of such Property.

“Newspaper Entities” means, collectively, the Borrower and its Subsidiaries.

“Noteholder Consent Documents” means (a) that certain letter agreement, dated the date hereof, among FMO Holdings, LLC, the Administrative Agent, the Borrower, Morris Publishing Finance Co., and the Holders party to the Restructuring Term Sheet and (b) that certain letter agreement regarding the Indenture, dated the date hereof..

“Obligors” means, collectively, the Borrower, the Guarantors, Holdings, Shivers and MPG Holdings.

“Operating Agreement” means the Operating Agreement dated October 26, 2001 for MCC, as modified and supplemented and in effect from time to time.

“Other Income” means, for any period, collectively, (i) Other Investment Income for such period and (ii) to the extent exceeding $1,000,000, Other Rental Income for such period.

“Other Investment Income” means, for any period, the sum for the Borrower and  its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the aggregate amount of cash dividends and cash interest received by the Borrower and its Subsidiaries during such period in respect of Investments in preferred and common stock and notes and other debt securities (including, without limitation, Cash and Cash Equivalents) held by  the Borrower and  its Subsidiaries.

“Other Rental Income” means, for any period, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of all income received by the Borrower and its Subsidiaries during such period in respect of the leasing or subleasing of real property owned or leased by the Borrower or its Subsidiaries.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outdoor Holding” means MCC Outdoor Holding, LLC.

“Pari Passu Intercreditor Agreement” means any agreement entered into with respect to the 2003 Senior Subordinated Notes Refinancing that is binding on the Tranche B Term Loan Lenders or the Tranche C Term Loan Lenders that establishes agreements with respect to the relative priority of payment and collateral sharing with respect to the Tranche B Term Loans, the Tranche C Terms Loans, and the 2003 Senior Subordinated Refinanced Notes, as applicable.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Payment Blockage Notice” has the meaning assigned to such term in the Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesto” means Pesto, Inc., a Georgia corporation.

“PIK Interest” means interest on any Indebtedness that in lieu of being paid in cash is added to the principal balance of such Indebtedness.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Support Agreement” means that certain Plan Support Agreement contemplated by the Restructuring Term Sheet.

“Pledge Agreement” means collectively, the Holdings Pledge Agreement and the MPG Holdings Pledge Agreement and any other pledge agreements executed from time to time pursuant hereto.

“Prior Administrative Agent” means the Administrative Agent party to the Existing Credit Agreement prior to the First Restatement Date.

“Prior Lenders” means the lenders party to the Existing Credit Agreement prior to the First Restatement Date.

“Property” means any right or interest in or to property of any kind whatsoever and whether tangible or intangible.

 “Questo” means Questo, Inc., a Georgia corporation.

“Refinanced Indenture” means that certain Indenture, dated on or around the 2003 Senior Subordinated Notes Refinancing Effective Date in connection with the 2003 Senior Subordinated Refinanced Notes (as amended or otherwise modified from time to time in accordance with the terms hereof), by and among the Borrower and Morris Finance, as issuers, the guarantors party thereto, and Wilmington Trust, N.A., as successor trustee.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required Lenders” means at any time on or prior to the Tranche A Payoff Date, Lenders having Tranche A Term Loans representing at least a majority of the sum of the total Tranche A Term Loans at such time.  References herein to the Required Lenders of any Class shall refer to the Lenders of such Class holding at least a majority of the sum of the total Loans of such Class at such time.

“Restricted Payment” means, collectively, (a) all distributions of MCC, the Borrower and their respective Subsidiaries (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any ownership interest in MCC, the Borrower or any of their respective Subsidiaries or of any warrants, options or other rights to acquire any such ownership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of MCC, the Borrower or any of their respective Subsidiaries) and (b) any payments made by MCC or the Borrower to any holders of any equity interests in MCC or the Borrower that are designed to reimburse such holders for the payment of any Taxes attributable to the operations of MCC, the Borrower and their respective Subsidiaries.

“Restructuring Term Sheet” means the Restructuring Term Sheet, dated September 23, 2009, among the Borrower, the Subsidiaries of the Borrower that are Subsidiary Guarantors, and the holders of the 2003 Senior Subordinated Notes party thereto, attached hereto as Exhibit B, as supplemented on or prior to the date hereof, and as such agreement sheet may be further amended, modified or supplemented from time to time with the written approval of the Administrative Agent.

“RSA” means RSA FMO Holdings, LLC.

“Second Extended Maturity Date” means the earlier of (a) October 15, 2012 and (b) the date that the Loans shall become due and payable in full hereunder whether by acceleration or otherwise.

“Security and Guarantee Agreement” means that certain Amended and Restated Security and Guarantee Agreement, dated as of the First Restatement Date, by and among the Loan Parties and the Administrative Agent.

“Security Documents” means, collectively, the Security and Guarantee Agreement, the Mortgages, the Pledge Agreement, and any other collateral agreement, intercreditor agreement, license or sub-license agreement or account control agreement delivered in connection with the Loan Documents, and all Uniform Commercial Code financing statements required by such documents to be filed with respect to the security interests in personal property and fixtures created pursuant to such documents, and any and all amendments, modifications and supplements to, and restatements, assignments and reaffirmations of, any of the foregoing.

“Senior Cash Flow Ratio” means, as at any date of determination thereof, the ratio of (i) Total Senior Indebtedness as at such date to (ii) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Shivers” means Shivers Trading & Operating Company, a Georgia corporation.

“Special Deferred Compensation” means deferred compensation paid to senior officers and other executive employees of MCC, the Borrower and any of their respective Subsidiaries to the extent (a) paid by MCC or the Borrower in cash and concurrently reimbursed in cash by Shivers, Pesto, MPG Holdings or another Affiliate of MCC or the Borrower (not including MCC, the Borrower or any of their respective Subsidiaries), (b) paid by MCC through the delivery of shares of Class A Common Stock of Mediacom or (c) paid in cash (or through the delivery of shares of Class A Common Stock of Mediacom) by Shivers or MPG Holdings or another Affiliate of MCC or the Borrower (not including MCC, the Borrower or any of their respective Subsidiaries), but treated as an expense of MCC, the Borrower and their respective Subsidiaries that is offset by a deemed capital contribution to MCC, the Borrower and their respective Subsidiaries by such Affiliate.

“Specified Defaults” has the meaning assigned to such term in Section 1.05(d).

“Subordinated Indebtedness” means, collectively, (a) Indebtedness of the the Borrower and its Subsidiaries in respect of the 2003 Senior Subordinated Notes, (b) upon the issuance thereof, Indebtedness of the Borrower and its Subsidiaries in respect of the 2003 Senior Subordinated Refinanced Notes, and (c) other Indebtedness that is subordinated to the obligations of the Obligors under this Agreement and the other Loan Documents.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantors” means, collectively, (i) each of the Subsidiaries of MCC and the Borrower contemplated to be signatories, as “Subsidiary Guarantors” to the Security and Guarantee Agreement, and (ii) each other Subsidiary of MCC or the Borrower that becomes a party to the Security and Guarantee Agreement as contemplated by Section 5.08.

“Tax Consolidation Agreements” means, collectively, the respective tax consolidation agreements dated as of August 7, 2003 between (a) MCC, Holdings and Shivers and (b) the Borrower, MCC and Shivers, as amended to include Questo, Pesto and MPG Holdings.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term” means, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is  made or continued pursuant to Section 2.01(b).

“Term Loan Commitments” means, collectively, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments.

“Term Loan Lenders” means, collectively, the Tranche A Term Loan Lenders, the Tranche B Term Loan Lenders and the Tranche C Term Loan Lenders.

“Total Indebtedness” means, as at any date, the sum of all Indebtedness at such date for Holdings (but not any Subsidiaries thereof), MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC).

“Total Senior Indebtedness” means, as at any date, the sum of all Indebtedness at such date of MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC), excluding, however, the 2003 Senior Subordinated Notes and the 2003 Senior Subordinated Refinanced Notes.

“Tranche A Fixed Rate” means (a) prior to October 15, 2011, a rate per annum equal to 15%, (b) on and after October 15, 2011, but prior to April 15, 2012, a rate per annum equal to 17.5% and (c) thereafter, a rate per annum equal to 20%.

“Tranche A Maturity Date” means the earlier of (a) the Initial Loan Maturity Date, as it may be extended pursuant to Section 2.11, and (b) the date on which the 2003 Senior Subordinated Notes Refinancing Documents require that the Tranche A Term Loan be refinanced.

 “Tranche A Payoff Date” means the date on which the (i) Tranche A Term Loans shall have been indefeasibly paid in full and (ii) all other obligations owing under the Loan Documents to Tranche Manager, LLC, as Administrative Agent, shall have been indefeasibly paid in full.

“Tranche A Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make or continue one or more Tranche A Term Loans hereunder on the First Restatement Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Lender hereunder.  The initial amount of each Lender’s Tranche A Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Loan Commitment, as applicable.

“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.

“Tranche B/C Event of Default” means (i) an event described in clause (a) of Article VII in respect of a Tranche B Term Loan or Tranche C Term Loan and (ii) any event constituting an “Event of Default” under the 2003 Senior Subordinated Notes or the 2003 Senior Subordinated Refinanced Notes.

“Tranche B Fixed Rate” means a rate per annum equal to 15%.

“Tranche B Maturity Date” means the Initial Loan Maturity Date, as it may be extended pursuant to Section 2.11; provided, however, if the Tranche B Term Loan is not refinanced on or before the date on which the 2003 Senior Subordinated Notes Refinancing Documents require that the Tranche B Term Loan be refinanced, the Tranche B Maturity Date shall mean the date that is four (4) years and six (6) months following the 2003 Senior Subordinated Notes Refinancing Effective Date.

 “Tranche B Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche B Term Loan Commitment hereunder.  The initial amount of each Lender’s Tranche B Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment, as applicable.

“Tranche B Term Loan Lender” means a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.

“Tranche C Fixed Rate” means a rate per annum equal to 5%.

“Tranche C Maturity Date” means the Initial Loan Maturity Date, as it may be extended pursuant to Section 2.11.

“Tranche C Term Loan” has the meaning assigned to such term in Section 2.01(b).

 “Tranche C Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make or continue one or more Tranche C Term Loans hereunder on the First Restatement Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche C Term Loans to be made by such Lender hereunder.  The initial amount of each Lender’s Tranche C Term Loan Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Term Loan Commitment, as applicable.

“Tranche C Term Loan Lender” means a Lender with a Tranche C Term Loan Commitment or an outstanding Tranche C Term Loan.

“Transactions” means the execution, delivery and performance by the Obligors of the Contribution Agreement and the Loan Documents and the consummation of the transactions contemplated thereby.

“Transfer Documents” means (i) that certain Amendment, Resignation, Waiver, Consent and Appointment Agreement, dated as of the date hereof, by and among the Prior Administrative Agent, as existing agent, the Administrative Agent, as successor agent, and the Obligors and (ii) the Master Assignment and Assumption, dated as of the date hereof, by and among the Prior Lenders and Tranche Holdings, LLC and consented to by the Borrower and the Prior Administrative Agent.

“Trustee” means the trustee for the 2003 Senior Subordinated Refinanced Notes.

“2003 Senior Subordinated Notes” means the 7% senior subordinated notes due August 1, 2013 issued on August 7, 2003 and on September 24, 2003 in the aggregate principal amount of $300,000,000 by the Borrower pursuant to the Indenture.

“2003 Senior Subordinated Refinanced Notes” means any notes issued pursuant to the 2003 Senior Subordinated Notes Refinancing in exchange for the 2003 Senior Subordinated Notes.

“2003 Senior Subordinated Notes Refinancing” means a restructuring of the 2003 Senior Subordinated Notes substantially in accordance with the Restructuring Term Sheet (including pursuant to a Conforming Plan), pursuant to which (i) the holders of at least 99% of the 2003 Senior Subordinated Notes currently outstanding shall exchange, amend, refinance or restructure such notes, including pursuant to a plan of reorganization that is approved by the Administrative Agent resulting in an aggregate principal amount not to exceed $100,000,000 (or $102,000,000 when combined with the notes described in clause (ii) below) with a maximum cash interest rate prior to the Tranche A Payoff Date of 5% per annum payable quarterly in arrears and a maximum paid-in-kind interest rate of 10% per annum compounded quarterly in arrears and (ii) no more than 1% of the then existing 2003 Senior Subordinated Notes shall remain outstanding.

“2003 Senior Subordinated Notes Refinancing Documents” means all agreements, documents, instruments, filings, reports, consents, waivers, forbearance agreements or amendments or supplements to any of the foregoing, and as in effect from time to time, executed or delivered in connection with the 2003 Senior Subordinated Notes Refinancing.

“2003 Senior Subordinated Notes Refinancing Effective Date” means the date on which the 2003 Senior Subordinated Notes Refinancing shall be consummated.

 “2009 Assignment and Assumption” has the meaning assigned to such term in the recitals to this Agreement.

 “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means for any Person, any such corporation, limited liability company, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Working Capital Balance” means, for any day, the balance of Cash and Cash Equivalents maintained by the Borrower and its Subsidiaries as of the close of business on such day.

           SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Term Loan,” a “Tranche B Term Loan” or a “Tranche C Term Loan”).  In similar fashion, (i) Borrowings may be classified and referred to by Class and (ii) Commitments may be classified and referred to by Class.

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms and Determinations

(a)  Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 5.01, means the audited financial statements for MCC and its Subsidiaries as at December 31, 2008 referred to in Section 3.02).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.01 (or, prior to the delivery of the first financial statements under Section 5.01, used in the preparation of the audited financial statements for MCC and its Subsidiaries as at December 31, 2008 referred to in Section 3.02) unless

(i)  MCC and the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

(ii)  the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01, means said audited financial statements referred to in Section 3.02).

(b)  Statements of Changes.  MCC and the Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statements under Section 5.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)  Changes in Fiscal Periods.  To enable the ready and consistent determination of compliance with the covenants set forth in Sections 5 and 6, neither the Borrower nor MCC will change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, provided that, notwithstanding the foregoing, the Borrower or MCC may for accounting convenience adjust such fiscal periods to end on dates different than those prescribed above, so long as the last day of any such fiscal period does not end on a date later than the dates prescribed above, or earlier than six days prior to the dates prescribed above.

(d)  Tax Consolidation Agreements.  Pursuant to the Tax Consolidation Agreements, the Borrower, Holdings, MCC, Shivers, Questo, Pesto and MPG Holdings have agreed that MCC, the Borrower and their respective Subsidiaries are not obligated to pay to Holdings, Shivers, Questo, Pesto or MPG Holdings amounts in respect of Federal and State income taxes in excess of those provided therein.  Whenever making determinations under this Agreement of the amount of Federal and State income taxes payable during any period (or the amount of refunds in respect of such taxes receivable during any period) by MCC, the Borrower and their respective Subsidiaries, the amount of such taxes payable or receivable shall be deemed to be equal to the amounts payable or receivable, as the case may be, in respect of such taxes under the Tax Consolidation Agreements without reference to whether Shivers, Questo, Pesto, MPG Holdings and their respective Subsidiaries shall in fact pay any amounts in respect of Federal and State income taxes (or receive any amounts in respect of refunds of Federal and State income taxes) during the relevant period.

SECTION 1.05.  Relationship with Existing Credit Agreement; Waiver of Specified Defaults

(a)  As stated in the introductory paragraph hereof, this Agreement is intended to amend and restate the provisions of the Existing Credit Agreement, and except as expressly modified herein, the outstanding obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the First Restatement Date, and shall from and after the First Restatement Date continue to be owing and be subject to the terms of this Agreement.  Upon the First Restatement Date, all references in the Loan Documents (including all Exhibits thereto) that are not being amended and restated concurrently herewith to (i) the “Credit Agreement” shall be deemed to include references to this Agreement, (ii) the “Lenders” or a “Lender” or “Administrative Agent” shall mean such terms as defined in this Agreement.  As to all periods occurring on or after the First Restatement Date, all of the covenants set forth in the Existing Credit Agreement shall be of no further force or effect (with respect to such periods), it being understood that all obligations of Borrower under the Existing Credit Agreement shall be governed by this Agreement from and after the First Restatement Date; provided that except as otherwise set forth herein, the amounts and basket sizes governed by or referred to in definitions and covenants contained herein shall be calculated by references to utilization of such amounts and baskets from and after the Existing Credit Agreement Effective Date.

(b)  Notwithstanding anything to the contrary in Section 1.05(a), the Borrower, the Administrative Agent and the Lenders acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement and the Transfer Documents that remain unpaid and outstanding after the First Restatement Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.

(c)  All Exhibits and Schedules to the Existing Credit Agreement shall be replaced in their entirety by the Exhibits and Schedules attached to this Agreement.

(d)  Notwithstanding anything to the contrary in this Section 1.05, the following Defaults under the Existing Credit Agreement are hereby waived:

(i)      any Default under clause (b) of Article VII of the Existing Credit Agreement that consists solely of the Borrower or Morris Finance defaulting in the payment when due of interest due on February 1, 2009 on the 2003 Senior Subordinated Notes (the “February 1 Bond Interest Payment Default”);

(ii)       any Default under clause (b) of Article VII of the Existing Credit Agreement that consists solely of the Borrower or Morris Finance defaulting in the payment when due of interest due on August 1, 2009 on the 2003 Senior Subordinated Notes (the “August 1 Bond Interest Payment Default”);

(iii)       any Default that consists solely of the Cash Flow Ratio exceeding the applicable amount permitted under Section 6.06(a) of the Existing Credit Agreement with respect to the period of four fiscal quarters ending on each of June 30, 2009 and September 30, 2009 (the “Cash Flow Ratio Default”); and

(iv)       any Default that consists solely of the Interest Coverage Ratio being less than the applicable amount permitted under Section 6.06(c) of the Existing Credit Agreement with respect to the period of four fiscal quarters ending on each of June 30, 2009 and September 30, 2009 (together with the February 1 Bond Interest Payment Default, the August 1 Bond Interest Payment Default and the Cash Flow Ratio Default, the “Specified Defaults”);

provided, however, if at any time prior to the consummation of the 2003 Senior Subordinated Notes Refinancing, (x) the Indenture Forbearance shall terminate or expire, (y) a “Forbearance Termination Event” (as such term is defined in the Indenture Forbearance) shall occur or (z) the Indenture Forbearance or any provision thereof shall be amended, waived, supplemented or modified in violation of Section 6.10 hereof (the first date on which any event described in clause (x), (y) or (z) occurs, the “Indenture Forbearance Termination Date”), then the waivers contained in this Section 1.05(d) shall immediately expire and the Administrative Agent shall be entitled to exercise any and all rights and remedies under the Loan Documents in respect of the Specified Defaults (to the extent such Specified Defaults shall then be continuing).

This Section 1.05(d) shall be limited as written and nothing herein shall be deemed to constitute a waiver of any other term, provision or condition of the Credit Agreement in any other instance than as set forth herein or prejudice any right or remedy that the Administrative Agent or any Lender may have or may in the future have under the Credit Agreement or any other Loan Document.  Except as specifically provided in this Section 1.05(d), this provision shall not operate as a waiver of any rights, powers and remedies of the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents.

SECTION 1.06.  Confirmation/Ratification of Term Loans

.  Borrower hereby agrees that, as of the First Restatement Date, it is fully and truly indebted to the Term Loan Lenders for the full amount of the Term Loans stated herein.  Furthermore, without limiting any of the other provisions of this Agreement, Borrower agrees that the Term Loans existing prior to the First Restatement Date, upon their continuation as Term Loans pursuant to Section 2.01(b), shall be subject to and shall benefit from all of the provisions of this Agreement and the other Loan Documents applicable to the Term Loans.  The Borrower acknowledges and agrees that various transfers of the Term Loans occurred between the purchase of the obligations under the Existing Credit Agreement by Tranche Holdings, LLC pursuant to the Transfer Documents and the execution and delivery of this Agreement, and hereby consents to all such transfers.

SECTION 1.07  Amended and Restated Security and Guarantee Agreement.  The Administrative Agent, the Lenders and each of the Borrower and MCC hereby (i) acknowledge and agree that Fairway is being released as a Guarantor and that neither the equity interest in Fairway nor any of its assets will continue as part of the Collateral (as defined in the Security and Guarantee Agreement) and (ii) authorize and direct the Administrative Agent to enter into the Security and Guarantee Agreement, to among other things, permit the consummation of the Fairway Contribution and the Fairway Release. Each of Borrower and MCC hereby acknowledges and agrees that the release of Fairway as a guarantor and grantor under the Existing Security Agreement, the release of the Lien on the equity interest in Fairway and any collateral conveyed by Fairway under the Existing Security Agreement does not alter or impair the liability of the Guarantors hereunder which remains absolute and unconditional.

ARTICLE II

THE CREDITS

SECTION 2.01.  The Commitments.

(a)  [Intentionally Omitted.]

(b)  Term Loans.  Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to continue one or more Term Loans to the Borrower on the First Restatement Date in a principal amount not exceeding the amount of its Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Tranche C Term Loan Commitment specified on Schedule I hereto, as applicable. On the First Restatement Date, (i) all of the Revolving Credit Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to the First Restatement Date in the principal amount of $60,000,000 shall be automatically converted into Term Loans and (ii) all of the Tranche A Term Loans outstanding immediately prior to the First Restatement Date in the principal amount of $76,500,000 shall be automatically converted into Term Loans.  The Term Loans constitute a conversion and continuation of the Loans outstanding immediately prior to the First Restatement Date as specified in the immediately preceding sentence and are not a novation of any Loans.  On the First Restatement Date, the Term Loans shall be divided into the following three tranches: (A) Term Loans in the aggregate principal amount of $19,700,000 (“Tranche A Term Loan”), which shall be allocated among the Tranche A Term Loan Lenders on a pro rata basis according to their respective Tranche A Term Loan Commitments, (B) Term Loans in the aggregate principal amount of  $6,800,000 (“Tranche B Term Loan”) and (C) Term Loans in an aggregate principal amount of $110,000,000 (“Tranche C Term Loan”) which shall be allocated among the Tranche C Term Loan Lenders on a pro rata basis according to their respective Tranche C Term Loan Commitments.   Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  [Intentionally Omitted.]

SECTION 2.03.  [Intentionally Omitted.]

SECTION 2.04.  [Intentionally Omitted.]

SECTION 2.05.  [Intentionally Omitted.]

SECTION 2.06.  Termination of Commitments.  The Term Loan Commitments shall terminate on the First Restatement Date.

SECTION 2.07.  Repayment of Loans; Evidence of Debt
.
(a)  Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Term Loan Lenders the outstanding principal amount of the Term Loans on the Loan Maturity Date.

(b)  [Intentionally Omitted.]

(c)  [Intentionally Omitted.]

(d)  Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)  Maintenance of Records by the Administrative Agent.  The Administrative Agent may maintain records in which it shall record (i) the amount of each Loan made hereunder and the Class thereof , (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f)  Effect of Entries.  The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)  Promissory Notes.  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

(h)  Automatic Satisfaction of Tranche C Term Loans.

Upon consummation of the 2003 Senior Subordinated Notes Refinancing in accordance with the terms of the Escrow Agreement all of the Tranche C Term Loans shall automatically and without further action cease to be owing hereunder as a result of the transactions contemplated by Section 6(b) of the Escrow Agreement, and neither the Borrower nor any of the other Loan Parties shall continue to have any obligations with respect to any payments in respect thereof, whether constituting principal, interest or other obligations.  Each Tranche C Term Loan Lender shall take such actions as the Administrative Agent may reasonably request to confirm the termination of the obligations described in this Section 2.07(h).

SECTION 2.08.  Prepayment of Loans.

(a)  Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and Section 2.15; provided, however, no prepayments may be made in respect of the Tranche B Term Loans or Tranche C Term Loans prior to the Tranche A Payoff Date.  Any prepayment of a Class of Loans shall be applied to the respective Class ratably in accordance with the respective outstanding principal amounts thereof.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment pursuant to this Section 2.08(a) hereunder not less than three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and the Class of Loan to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  All prepayments pursuant to this Section 2.08 shall be accompanied by accrued interest to the extent required by Section 2.10 and all fees to the extent required by Section 2.09(a), shall be made in the manner specified in Section 2.15(a), and shall be applied in the manner specified in Section 2.08(d).

(b)  Mandatory Prepayments.  The Borrower will prepay the Loans as follows:

(i)  Dispositions.  No later than five (5) Business Days after the occurrence of any Disposition or the receipt of Net Proceeds associated with any previously reported Disposition, the Borrower will deliver to the Administrative Agent a statement, certified by a senior officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Proceeds received (together with a reasonably detailed statement showing the calculation of such Net Proceeds) and, to the extent the Net Proceeds from Dispositions (when taken together with the aggregate amount of Net Proceeds from all other such Dispositions for which a prepayment has not yet been made under this Section 2.08(b)(i)) shall exceed $1,000,000, the Borrower shall prepay the Loans, in an aggregate amount equal to 100% of the Net Proceeds of such Dispositions so received by MCC, the Borrower and their respective Subsidiaries. Prepayments of Loans shall be effected in the manner and to the extent specified in Section 2.08(d).  Nothing in this Section 2.08(b)(i) shall be deemed to limit the obligations of the Borrower with respect to any Disposition described above not otherwise permitted under this Agreement.

(ii)  Equity Issuance.  Upon any Equity Issuance (other than an Equity Issuance by a Subsidiary of MCC to MCC or any Subsidiary thereof or an Equity Issuance by a Subsidiary of the Borrower to the Borrower or any Subsidiary thereof), the Borrower will deliver to the Lenders a statement, certified by a senior officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Proceeds thereof and the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Proceeds of such Equity Issuance, such prepayment to be effected in the manner and to the extent specified in Section 2.08(d).  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.08(b)(ii) until such time as the aggregate Net Proceeds received by it with respect to all such Equity Issuances made by it after the date hereof shall exceed $1,000,000.

(iii)  Change of Control.  Upon the occurrence of any “change of control” as defined under the 2003 Senior Subordinated Notes or any 2003 Senior Subordinated Notes Refinancing Documents (an “Indenture Change of Control”), the Borrower shall prepay the outstanding principal amount of all Loans.

(iv)  [Intentionally Omitted.]

(v)  MPG Consolidated Surplus Cash Flow.  In the event that there shall be MPG Consolidated Surplus Cash Flow for any Fiscal Quarter ending after the First Restatement Date, Borrower shall, no later than two (2) Business Days following the date of delivery of any financial statements required pursuant to Sections 5.01(a) or 5.01(b), prepay the Loans in an aggregate amount equal to 100% of such MPG Consolidated Surplus Cash Flow, such prepayment and reduction to be effected in each case in the manner and to the extent specified in Section 2.08(d); provided, however, prepayments of MPG Consolidated Surplus Cash Flow shall not be required hereunder to the extent that such prepayment, if made on the last day of the Fiscal Quarter to which such Consolidated Surplus Cash Flow relates, would have caused the Working Capital Balance on such day  to be less than $5,000,000.

(c)  Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by e-mail) of any prepayment pursuant to Section 2.08(b) not less than one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10, shall be made in the manner specified in Section 2.15(a), and shall be applied in the manner specified in Section 2.08(d).

(d)  Application of Payments.  Any prepayment pursuant to this Section 2.08 (other than pursuant to Section 2.08(e), which shall be applied to the prepayment of the outstanding Tranche A Term Loan) and any payment or collection during the existence of any Event of Default shall be applied as follows:

(i)            first, to fees, expenses and indemnities due to the Administrative Agent;

(ii)           second, to pay expenses and indemnities due to any Tranche A Term Loan Lender;

(iii)           third, to pay fees and interest then due under the Tranche A Term Loans and any outstanding principal of the Tranche A Term Loans;

(iv)           fourth, to pay any principal then outstanding under the Tranche B Term Loans;

(v)           fifth, to pay expenses and indemnities due to any Tranche B Term Loan Lender;

(vi)           sixth, to pay any principal then outstanding under the Tranche C Term Loans; and

(vii)           seventh, to pay expenses and indemnities due to any Tranche C Term Loan Lender.

As to any Class, payments owing to such Class shall be applied (i) first, to pay interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e)  Mandatory Prepayment on 2003 Senior Subordinated Notes Refinancing Effective Date.  On the 2003 Senior Subordinated Notes Refinancing Effective Date, the Borrower shall prepay theTranche A Term Loan in an amount equal to Initial Cash On Hand to the extent required by the 2003 Senior Subordinated Notes Refinancing Documents.

(f)           Limitation on Tranche B Term Loan and Tranche C Term Loan Payments.   Notwithstanding anything to the contrary herein or in the other Loan Documents, on and after the 2003 Senior Subordinated Notes Refinancing Effective Date, all payments with respect to the Tranche B Term Loans and the Tranche C Term Loans shall be subject to any requirements applicable thereto pursuant to the 2003 Senior Subordinated Notes Refinancing Documents and the Pari Passu Intercreditor Agreement.

(g)     Mandatory Prepayment Events Under 2003 Senior Subordinated Refinanced Notes.   In accordance with Section 6.15 hereof, to the extent that the 2003 Senior Subordinated Refinanced Notes include any provision requiring a mandatory prepayment thereof that is not set forth herein, or in an amount in excess of that required hereunder, such mandatory prepayment shall be applied pursuant to Section 2.08(d).

SECTION 2.09.  Fees
.

(a)  Yield Maintenance.  In the event that all or any portion of the principal amount of the Tranche A Term Loan is prepaid:

 (i)           prior to the first anniversary of the First Restatement Date, each Tranche A Term Loan Lender shall be entitled to a fee at the time of such principal prepayment in an amount equal to seven and one-half percent (7.5%) of such principal prepayment amount paid to it (less the aggregate amount of interest paid in cash on such principal prepayment amount during the period between the First Restatement Date and the date of such prepayment), or

(ii)           after the first anniversary of the First Restatement Date and on or prior to the second anniversary of the First Restatement Date, each Tranche A Term Loan Lender shall be entitled to a fee at the time of such principal prepayment in an amount equal to (1) the amount of interest which would have accrued hereunder in respect of such principal prepayment amount made to it as if such amount had remained outstanding during the period beginning on the first anniversary of the First Restatement Date and ending on the second anniversary of the First Restatement Date  less (2) the aggregate amount of interest paid in cash on such principal prepayment amount during the period between the first anniversary of the First Restatement Date and the date of such prepayment.

Notwithstanding anything to the contrary herein or in any other Loan Documents, the obligations of the Borrower and each of its Subsidiaries that are Guarantors with respect to any amounts owing pursuant to this Section 2.09(a) shall be limited to the first $300,000 (“Borrower Fee Cap”) that becomes due and owing under this Section 2.09(a).  At such time as the Borrower and each of its Subsidiaries shall have made aggregate payments under this Section 2.09(a) equal to $300,000, the Borrower and each of its Subsidiaries that are Guarantors shall cease to have any further payment obligations under this Section 2.09(a).  To the extent that any amounts required to be paid pursuant to clauses (i) or (ii) above are not paid when due by the Borrower or its Subsidiaries that are Guarantors (including as a result of being in excess of the Borrower Fee Cap), such amounts shall be obligations of MCC and its Subsidiaries in accordance with the terms of that certain letter agreement, dated the date hereof  (the “MCC Yield Maintenance Agreement”), among the Tranche A Term Loan Lender, MCC and certain of its Subsidiaries.

 (b)  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, on the First Restatement Date and on each anniversary of the First Restatement Date until the Tranche A Payoff Date, a non-refundable fee of $100,000 per annum payable annually in advance.

(c)  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest

(a)  Tranche A Term Loans and Tranche B Term Loans.  (i) The Tranche A Term Loans  shall bear interest at a rate per annum equal to the Tranche A Fixed Rate and (ii) the Tranche B Term Loans shall bear interest at a rate per annum equal to the Tranche B Fixed Rate; provided, however, the interest on the Tranche B Term Loan shall be PIK Interest.

(b)  Tranche C Term Loans.  The Tranche C Term Loans shall bear interest at a rate per annum equal to the Tranche C Fixed Rate; provided, however, the interest on the Tranche C Term Loan shall be PIK Interest.

(c)  Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of the Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans that are not paid when due or any fees or other amounts owed hereunder that are not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 4% per annum in excess of the interest rate otherwise payable hereunder (or, in the case of any such fees and other amounts, at a rate which is 4% per annum in excess of the interest rate otherwise payable hereunder); provided, however, that any interest accruing pursuant to this Section 2.10(c) in respect of Tranche B Term Loans or Tranche C Term Loans shall be PIK Interest; provided, further, that at any time on or after the 2003 Senior Subordinated Notes Refinancing Effective Date, the provisions of this clause (c) shall apply only to the Tranche A Term Loans, and default interest with respect to the Tranche B Term Loans shall accrue at the rate and at such times as default interest accrues under the 2003 Senior Subordinated Refinanced Notes.

(d)  Payment of Interest.  Accrued interest on (a) the Tranche A Term Loan shall be payable in cash in arrears on each Interest Payment Date applicable to the Tranche A Term Loan and (b) the Tranche B Term Loan and Tranche C Term Loan shall in lieu of being paid in cash be paid in kind in arrears and added to the outstanding principal balance of such Loan on each Interest Payment Date applicable to such Loans; provided that (x) interest accrued pursuant to paragraph (c) of this Section in respect of any Tranche A Term Loan shall be payable on demand, and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)  Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.11.  Extension Options.

(a)  First Extended Maturity Date.  The Borrower may extend the Initial Loan Maturity Date until the First Extended Maturity Date; provided, that the following conditions are satisfied: (i) the Borrower shall deliver written notice to the Administrative Agent of such extension not less than fifteen (15) days nor more than ninety (90) days prior to the Initial Loan Maturity Date and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such notice or as of the Initial Loan Maturity Date.

(b)  Second Extended Maturity Date.  The Borrower may extend the First Extended Maturity Date until the Second Extended Maturity Date; provided, that the following conditions are satisfied: (i) the Borrower shall deliver written notice to the Administrative Agent of such extension not less than fifteen (15) days nor more than ninety (90) days prior to the First Extended Maturity Date and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such notice or as of the First Extended Maturity Date.

SECTION 2.12.  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates from  Lenders.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13.  [Intentionally Omitted.]

SECTION 2.14.  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12 or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent; provided, however, that on and after the 2003 Senior Subordinated Notes Refinancing Date, any cash payments in respect of the Tranche B Term Loan shall be made in accordance with the requirements of the 2003 Senior Subordinated Notes Refinancing Documents.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document shall be made in Dollars.

(b)  Application of Interest Payments.  Notwithstanding anything to the contrary contained herein, no cash interest payments may be made in respect of interest accruing on the Tranche B Term Loan or the Tranche C Term Loan.

(c)  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing of a particular Class shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.06 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest by the Borrower of interest on Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (except as contemplated by the Escrow Agreement), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of (i) a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender or (ii) any amount in excess of the amount to which such Lender would be entitled pursuant to Section 2.08(d) or 2.15(b) and (c) if such payment had been received by the Administrative Agent, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders in accordance with the payment priorities set forth in Section 2.15(b) and (c); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to MCC or the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  Except as provided in Section 6 of the Escrow Agreement, notwithstanding anything to the contrary in this Section 2.15(d), no Tranche B Term Loan Lender or Tranche C Term Loan Lender may exercise any set-off or counterclaim right unless approved in writing by the Administrative Agent, and, following the 2003 Senior Subordinated Notes Refinancing Effective Date, subject to any requirements applicable thereto pursuant to the 2003 Senior Subordinated Notes Refinancing Documents.

(e)  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

MCC (as to itself and each of its Subsidiaries), and, to the extent applicable to the Borrower and its Subsidiaries, the Borrower (as to itself and each of its Subsidiaries), represents and warrants to the Lenders that:

SECTION 3.01.  Corporate Existence.  Each of MCC, the Borrower and their respective Subsidiaries:  (a) is a limited liability company, corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, permits, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

SECTION 3.02.  Financial Condition.  MCC has heretofore furnished to each of the Lenders the following:

(a)  the audited consolidated balance sheet of MCC and its Subsidiaries as at December 31, 2008 and the related audited consolidated statements of income, retained earnings and cash flows of MCC and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP;

(b)  the unaudited consolidated balance sheet of MCC, the Borrower and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP as if the Borrower and its Subsidiaries were Subsidiaries of MCC) as at June 30, 2009 and the related unaudited consolidated statements of income, retained earnings and cash flows of MCC and its Subsidiaries for the three-month period ended on such date;

(c)  the audited consolidated balance sheet of the Newspaper Entities as at December 31, 2008 and the related audited consolidated statements of income, retained earnings and cash flows of the Newspaper Entities for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP; and

(d)  the unaudited consolidated balance sheet of the Newspaper Entities as at June 30, 2009 and the related unaudited consolidated statements of income, retained earnings and cash flows of the Newspaper Entities for the three-month period ended on such date.

All such financial statements are complete and correct and fairly present the consolidated financial condition of MCC and its Subsidiaries (and of the Newspaper Entities) as at said dates and the respective consolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at June 30, 2009, to normal audit adjustments) all in accordance with generally accepted accounting principles and practices applied on a consistent basis.  Except as disclosed in the June 30, 2009 Financial Statements, none of MCC or any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.  Since June 30, 2009, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of MCC and its Subsidiaries (or of the Newspaper Entities) from that set forth in said financial statements as at said date.

SECTION 3.03.  Litigation.  Except as disclosed to the Lenders in Schedule V hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against MCC, the Borrower or any of their respective Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

SECTION 3.04.  No Breach.  None of the execution and delivery of this Agreement and the other Basic Documents, the consummation of the Transactions or the other transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except for consents of members under operating agreements, each of which shall have been obtained on or before the First Restatement Date) under the charter or by-laws of MCC, the Borrower or any of their respective Subsidiaries or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which MCC, the Borrower or any of their respective Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of MCC, the Borrower or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.

SECTION 3.05.  Action.  The Borrower has all necessary limited liability company and other power, authority and legal right to execute, deliver and perform its obligations under this Agreement, the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party and each Guarantor has all necessary corporate or limited liability company and other power, authority and legal right to execute, deliver and perform its obligations under each Loan Document to which it is a party; the execution, delivery and performance by the Borrower of this Agreement, the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party, and by each Guarantor of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or limited liability company and other action on its part (including, without limitation, any required member, partner or shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party (in the case of MCC and the Borrower) and each Loan Document to which it is a party (in the case of each Guarantor) when executed and delivered will constitute, its legal, valid and binding obligation, enforceable against the Borrower or such Guarantor, as the case may be, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.06.  Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Borrower or any Guarantor of the Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

SECTION 3.07.  Use of Credit.  None of MCC, the Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.08.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.09.  Taxes.  Except for the Tax Consolidation Agreements, there is no tax sharing, tax allocation or similar agreement in effect providing for the manner in which tax payments owing by MCC, the Borrower and their respective Subsidiaries (whether in respect of Federal or State income or other taxes) are allocated among the members of the group.  MCC, the Borrower and their respective Subsidiaries have filed (either directly, or indirectly through Shivers, Questo or Pesto), all Federal and State income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through Shivers, Questo or Pesto) all taxes due pursuant to such returns or pursuant to any assessment received by Shivers, Questo, Pesto or MPG Holdings or by MCC, the Borrower or any of their respective Subsidiaries.  The charges, accruals and reserves on the books of MCC, the Borrower or any of their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 3.10.  Investment Company Act.  None of MCC, the Borrower or any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11.  Material Agreements and Liens.

(a)  Indebtedness.  Part A of Schedule II hereto is a complete and correct list, as of the First Restatement Date, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, MCC, the Borrower or any of their respective Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule II.

(b)  Liens.  Part B of Schedule II hereto is a complete and correct list, as of the First Restatement Date, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any Property of MCC, the Borrower or any of their respective Subsidiaries and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule II.

(c)  2003 Senior Subordinated Notes Refinancing.  Borrower and its Subsidiaries are in compliance with all requirements of the Restructuring Term Sheet applicable to periods prior to the consummation of the 2003 Senior Subordinated Notes Refinancing, and Borrower reasonably believes that, after the consummation of the 2003 Senior Subordinated Notes Refinancing, it will be able to comply with terms thereof that are described in the Restructuring Term Sheet.

SECTION 3.12.  Environmental Matters.  Each of MCC, the Borrower and their respective Subsidiaries has obtained all environmental, health and safety permits, licenses, registrations and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license, registration or authorization would not have a Material Adverse Effect.  Each of such permits, licenses, registrations and authorizations is in full force and effect and each of MCC, the Borrower and their respective Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect or is disclosed in Schedule III hereto.

In addition, except as set forth in Schedule III hereto:

(a)  No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other entity with respect to any alleged failure by MCC, the Borrower or any of their respective Subsidiaries to have any environmental, health or safety permit, license, registration or other authorization required under any Environmental Law in connection with the conduct of the business of MCC, the Borrower or any of their respective Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release or threatened Release, of any Hazardous Materials generated by MCC, the Borrower or any of their respective Subsidiaries which information, citations, summons, order, penalty or alleged failure could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  As of the date hereof, none of MCC, the Borrower or any of their respective Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and, as of the date hereof:

(i)  no polychlorinated biphenyls (PCB’s) are or (within the five year period preceding the date hereof) have been present at any site or facility now or previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries except for PCB’s that may be present in transformers that are either (x) not owned by MCC, the Borrower or any of their respective Subsidiaries or (y) in compliance with Environmental Law;

(ii)  no friable asbestos or asbestos-containing materials are or (within the five year period preceding the date hereof) have been present at any site or facility now or previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries except for friable asbestos or asbestos-containing materials that are subject to operation and maintenance plans and would not cost in excess of $100,000 at any single facility to fully abate or remediate;

(iii)  there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or (within the five year period preceding the date hereof) previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries which could reasonably be expected to result in costs or liabilities to MCC, the Borrower and their respective Subsidiaries of $100,000 in the event that such underground storage tank or surface impoundment were required to be removed or remediated;

(iv)  no Hazardous Materials have been Released at, on or under any site or facility now or (within the five year period preceding the date hereof, and to the best of MCC’s and the Borrower’s knowledge at any time prior to such five year period) previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order that could reasonably be expected to result in costs or liabilities to MCC, the Borrower and their respective Subsidiaries of $100,000 or more.

(c)  None of MCC, the Borrower or any of their respective Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5 (“CERCLIS”), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to Environmental Claims against MCC, the Borrower or any of their respective Subsidiaries.

(d)  Within the five year period preceding the date hereof, no Hazardous Material generated by MCC, the Borrower or any of their respective Subsidiaries has been recycled, treated, stored, disposed of or Released by MCC, the Borrower or any of their respective Subsidiaries at any location other than those listed in Schedule III hereto that could reasonably be expected to have a Material Adverse Effect.

(e)  No oral or written notification of a Release or threatened Release of a Hazardous Material has been filed by or on behalf of MCC, the Borrower or any of their respective Subsidiaries and no site or facility now or previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)  No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries and no government action has been taken or is in process that could subject any such site or facility to such Liens and none of MCC, the Borrower or any of their respective Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located, in each case that could reasonably be expected to result in Liens securing obligations of $100,000 or more.

(g)  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of MCC, the Borrower or any of their respective Subsidiaries in relation to any site or facility now or previously owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries which have not been made available to the Lenders and which indicate that there is a reasonable probability of remediation costs of more than $100,000.

SECTION 3.13.  Capitalization.  MCC has heretofore delivered to the Lenders a true and complete copy of the Operating Agreement.  The only member of MCC on the date hereof is Holdings.  As of the date hereof, there are no outstanding Equity Rights with respect to MCC (other than Equity Rights in respect of Special Deferred Compensation to be provided by Shivers and its Affiliates, not including MCC, the Borrower and their respective Subsidiaries) and there are no outstanding obligations of MCC, the Borrower or any of their respective Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in MCC, nor are there any outstanding obligations of MCC, the Borrower or any of their respective Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of MCC, the Borrower or any of their respective Subsidiaries.

SECTION 3.14.  Subsidiaries and Investments, Etc.

(a)  Subsidiaries.  Set forth in Part A of Schedule IV hereto is a complete and correct list, as of the First Restatement Date, of all of the Subsidiaries of MCC and the Borrower together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Part A of Schedule IV hereto, (x) each of MCC, the Borrower and their respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)  Investments.  Set forth in Part B of Schedule IV hereto is a complete and correct list, as of the First Restatement Date, of all Investments (other than Cash and Cash Equivalents or Investments disclosed in Part A or Part B of said Schedule IV hereto) held by MCC, the Borrower or any of their respective Subsidiaries in any Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment (or, in the alternative, a statement that the aggregate book value of such Investments does not exceed $1,000,000).  Except as disclosed in Part B of Schedule IV hereto, each of MCC, the Borrower and their respective Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c)  Absence of Restrictive Agreements.  None of MCC, the Borrower or the Subsidiaries of MCC or the Borrower is, on the First Restatement Date, subject to any indenture, agreement, instrument or other arrangement of the type described in the second paragraph of Section 5.07 other than the Newspaper Entities under the 2003 Senior Subordinated Notes.

(d)  Outdoor Holdings.  Outdoor Holdings owns no assets other than the capital stock of FMO Holdings, LLC and has no liabilities other than obligations pursuant to the Loan Documents.

SECTION 3.15.  Title to Assets.  MCC, the Borrower and each of their respective Subsidiaries owns and has on the date hereof, good and marketable title (subject only to Liens permitted by Section 6.02) to the Properties shown to be owned in the most recent financial statements referred to in Section 3.03 (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 6.01).  MCC, the Borrower and each of their respective Subsidiaries owns and has on the date hereof, good and marketable title to, and enjoys on the date hereof, peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 6.02) that are necessary for the operation and conduct of its businesses.

SECTION 3.16.  True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of MCC, the Borrower and their respective Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by MCC, the Borrower and their respective Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby or thereby.

SECTION 3.17.  Certain Material Agreements.  The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of the Tax Consolidation Agreements, the Indenture, the Indenture Forbearance, the Escrow Agreement, the Noteholder Consent Documents, and the Restructuring Term Sheet (including any modifications or supplements to any of the foregoing), each as in effect on the First Restatement Date.

SECTION 3.18.  Real Property.  Set forth on Schedule VI (Part 1) is a list, as of the First Restatement Date, of all of the real property interests held by MCC, the Borrower and their respective Subsidiaries (excluding outdoor advertising sites relating to outdoor advertising activities), indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property, provided that such Schedule VI (Part 1) may exclude real property interests whose fair market value, in the aggregate as to MCC, the Borrower and all of their respective Subsidiaries, does not exceed $1,000,000.  Set forth on

Schedule VI (Part 2) is a list, as of the First Restatement Date, of all real property interests held by MCC, the Borrower and their respective Subsidiaries, which are required to be transferred on or after the First Restatement Date to Fairway pursuant to the requirements of the Contribution Agreement.

ARTICLE IV

CONDITIONS

SECTION 4.01.  First Restatement Date.  The effectiveness of this Agreement and of the obligations of the Lenders to continue the Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)  Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)  Opinion of Counsel to the Borrower.  (i) A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Restatement Date) of Hull, Towill, Norman, Barrett & Salley, P.C., counsel for the Borrower, covering such matters relating to the Borrower, this Agreement and the Transactions as the Administrative Agent shall reasonably request, including, without limitation, (i) opinions concerning authority, execution, enforceability, non-contravention, security interests and other similar matter included in the various legal opinions delivered in connection with the Existing Credit Agreement and (ii) an opinion that (A) the execution, delivery and performance of this Agreement and the other Loan Documents, (B) the Fairway Release and (C) the other Transactions, do not in each case (y) contravene the terms of the Indenture, the Indenture Forbearance, any related agreement or applicable law or (z) result in the imposition of liens (other than Liens pursuant to the Loan Documents) upon the assets of Fairway, the Borrower or the other Obligors (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent) and (iii) favorable opinions of counsel to the Borrower from each jurisdiction in which real property that is subject to a Mortgage in favor of the Administrative Agent is located addressing such matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(c)  Organizational Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, and of the respective managing members thereof (if applicable), the authorization of the Transactions and any other legal matters relating to the Obligors and any such managing member, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  Officer’s Certificate.  A certificate, dated the First Restatement Date and signed by a senior officer of the Borrower, confirming compliance with the conditions set forth in the first sentence of Section 4.02.

(e)  Amended and Restated Security and Guarantee Agreement.  The Amended and Restated Security and Guarantee Agreement, duly executed and delivered by the Borrower, the Guarantors and the Administrative Agent, together with updated schedules thereto and the certificates and other securities and instruments, if any, identified in Annex 1 thereto that are to be delivered on the First Restatement Date, in each case endorsed in blank or accompanied by undated powers or allonges, as applicable, executed in blank.  In addition, the Borrower and each Guarantor shall have taken such other action as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security and Guarantee Agreement, including, without limitation, (i) the filing of Uniform Commercial Code financing statements or amendments thereto or assignments thereof and (ii) the assignment or replacement of control agreements in respect of deposit accounts and security accounts.

(f)  Pledge Agreements.    Holdings shall reaffirm its obligations under the Pledge Agreement and Shivers and MPG Holdings shall reaffirm their obligations under the MPG Holdings Pledge Agreement.

(g)  Assignments of and Amendments to Mortgages.  Assignments of and Amendments to the Mortgages in form and substance satisfactory to the Administrative Agent and duly executed and delivered by the respective Obligors party thereto, together with evidence satisfactory to the Administrative Agent of the recordation thereof.

(h)  Transfer Documents.  The Transfer Documents duly executed and delivered by the parties thereto, including the schedules thereto and all documents required to be delivered to the Administrative Agent thereunder shall have been delivered and all payments owing to the Prior Lenders and the Prior Administrative Agent shall have been paid.

(i)  Solvency Certificates.  A certificate by (i) a responsible officer of MCC and each of its Subsidiaries that is a Loan Party certifying that after giving affect to this Agreement and the other Transactions, MCC and such Subsidiaries shall be solvent on a consolidated basis and (ii) a responsible officer of Outdoor Holding certifying that after giving affect to this Agreement and the other Transactions, Outdoor Holding shall be solvent.

(j)  Outdoor Holdings.  The operating agreement of  Outdoor Holding shall have been amended in form and substance satisfactory to the Administrative Agent for the purpose of, among other things, establishing Outdoor Holding as a special purpose entity, and Outdoor Holdings shall own no assets other than the capital stock of FMO Holdings, LLC or have any liabilities other than obligations under the Loan Documents.

(k)  Fairway Contribution.  Evidence satisfactory to the Administrative Agent that the Fairway Contribution shall have been consummated.

(l)  Escrow Deposit of Tranche C Term Note.  The holders of the Tranche C Term Notes shall have provided irrevocable instructions directing that the Tranche C Term Notes, when issued on the First Restatement Date, shall be deposited with the Escrow Agent pursuant to the Escrow Agreement.

(m)  Indenture Forbearance.  Executed copies of the Indenture Forbearance and all amendments thereto through the First Restatement Date evidencing that the holders, or investment advisors or managers of holders, of not less than 75% of the principal amount of the outstanding 2003 Senior Subordinated Notes have agreed to forbear from exercising remedies under the Indenture, in form and substance satisfactory to the Administrative Agent.

(n)  Indenture Related Documents.  Certified executed copies of (i) the Indenture, (ii) the Escrow Agreement, and (iii) the Noteholder Consent Documents and (iv) the Restructuring Term Sheet, in each case together with all amendments, modifications and supplements thereto.

(o)  Payment Blockage Notice.  Evidence satisfactory to the Administrative Agent that no Payment Blockage Notice has been delivered pursuant to the Indenture.

(p)  Required Consents.  Pursuant to the Noteholder Consent Documents, the holders of the 2003 Senior Subordinated Notes shall have approved this Agreement, the other Loan Documents, the Fairway Contribution, the form of Intercreditor Agreement attached hereto as Exhibit C and the other Transactions, which approval shall be in form and substance satisfactory to the Administrative Agent in its sole discretion.

(q)  Fees and Expenses.  Borrower shall have (i) paid to the Administrative Agent pursuant to Section 2.09(b) a $100,000 administrative agent fee and (ii) reimbursed the Administrative Agent and the Tranche A Term Loan Lenders for all reasonable and documented fees and expenses, including attorneys fees and expenses incurred in connection with this Agreement, the other Loan Documents, the Fairway Contribution and the transactions contemplated hereby and thereby;

(r)  Other Documents.  Such other documents as the Administrative Agent or any Lender or special counsel to the Borrower may reasonably request.

Notwithstanding the foregoing, the effectiveness of this Agreement and of the obligation of each Lender to continue the Loans hereunder is also subject to the payment by the Borrower of the costs and expenses of the Administrative Agent and the Tranche A Term Loan Lenders in connection herewith, including the fees and expenses of Hogan & Hartson LLP and Haskell Slaughter Young & Rediker, LLC, in connection with this Agreement and the Transactions, including, without limitation, (i) the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents, documents relating to the Fairway Contribution and the Transfer Documents and (ii) estimated fees and expenses in connection with the 2003 Senior Subordinated Notes Refinancing (in each case, to the extent that statements for such fees and expenses have been delivered to the Borrower).  MCC shall pay all of the costs and expenses of the Administrative Agent and the Tranche A Term Loan Lenders in connection with the Fairway Contribution, including the fees and expenses of Hogan & Hartson LLP and Haskell Slaughter Young & Rediker, LLC.

The Administrative Agent shall notify the Borrower and the Lenders of the First Restatement, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to continue the Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make any Loan to the Borrower upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the further conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a)  no Default shall have occurred and be continuing; and

(b)  the representations and warranties made by MCC and the Borrower in Section 3, and by each Obligor in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice of borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of MCC and the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  MCC and the Borrower shall deliver to the Administrative Agent, RSA and each of the Lenders:

(a)  as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of MCC (commencing with the fiscal period ended September 30, 2009), consolidated statements of income, retained earnings and cash flows of MCC, the Borrower and their respective Subsidiaries prepared as if the Borrower and its Subsidiaries were Subsidiaries of MCC (and, separately stated, for the Borrower and its Subsidiaries) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of MCC, the Borrower and their respective Subsidiaries prepared as if the Borrower and its Subsidiaries were Subsidiaries of MCC (and, separately stated, of the Borrower and its Subsidiaries) as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for MCC or the Borrower, as applicable, for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of MCC or the Borrower, as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of MCC, the Borrower and their respective Subsidiaries as if the Borrower and its Subsidiaries were Subsidiaries of MCC (or of the Borrower and its Subsidiaries), in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)  as soon as available and in any event within 106 days after the end of each fiscal year of MCC, consolidated statements of income, retained earnings and cash flows of MCC, the Borrower and their respective Subsidiaries prepared as if the Borrower and its Subsidiaries were Subsidiaries of MCC (and, separately stated, of the Borrower and its Subsidiaries) for such fiscal year and the related consolidated balance sheet of MCC, the Borrower and their respective Subsidiaries prepared as if the Borrower and its Subsidiaries were Subsidiaries of MCC (and, separately stated, of the Borrower and its Subsidiaries) as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for MCC or the Borrower, as applicable, for the preceding fiscal year, and accompanied in each case (other than with respect to financial statements of MCC and its Subsidiaries) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of MCC, the Borrower and their respective Subsidiaries as if the Borrower and its Subsidiaries were Subsidiaries of MCC (or of the Borrower and its Subsidiaries) as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles consistently applied, as at the end of, and for, such fiscal year;

(c)  (i) promptly upon their becoming available, copies of  all registration statements and regular periodic reports, if any, which MCC, the Borrower or any of their respective Subsidiaries shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and (ii) concurrently with the delivery of any documents, certificates or reports to the trustee or holders in respect of any 2003 Senior Subordinated Notes, any 2003 Senior Subordinated Refinanced Notes or any other permitted indebtedness, copies thereof;

(d)  promptly upon the mailing thereof to the shareholders or members of MCC or the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(e)  promptly (but in any event within five Business Days) following the occurrence thereof, notice of any voluntary or involuntary bankruptcy proceeding filed by or against Shivers, Questo, Pesto, Holdings or MPG Holdings;

(f)  promptly (but in any event within five Business Days) after any senior officer of MCC or the Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that MCC or the Borrower has taken or proposes to take with respect thereto;

(g)  from time to time such other information regarding the financial condition, operations, business or prospects of MCC, the Borrower or any of their respective Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request;

(h)  promptly upon receipt thereof, copies of all notices and consents delivered to Borrower or any of its Subsidiaries from any holder or counterparty in respect of the 2003 Senior Subordinated Notes, the 2003 Senior Subordinated Refinanced Notes, the Restructuring Term Sheet, or the Plan Support Agreement;

(i)           promptly upon distribution thereof (and in no event later than one (1) Business Day thereafter), drafts of the Plan Support Agreement and all disclosure materials and operative documents in connection with the 2003 Senior Subordinated Notes Refinancing;

(j)           concurrently with the execution and delivery thereof, a copy of the Plan Support Agreement and the 2003 Senior Subordinated Notes Refinancing Documents; and

(k)           concurrently with the delivery thereof to any holder of or representative for the 2003 Senior Subordinated Notes, copies of (i) all notices, documentation, draft motions or other items provided pursuant to the Restructuring Term Sheet or the Plan Support Agreement, including, without limitation, drafts of any disclosure statement and first day pleadings in connection with the Conforming Plan and (ii) any request for consent by the Borrower or any of its Subsidiaries pursuant to the Plan Support Agreement.

MCC and the Borrower will, respectively, furnish to the Administrative Agent, RSA and each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of each of MCC and the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that MCC or the Borrower, as applicable, has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail (x) the computations necessary to determine whether MCC or the Borrower, as applicable, is in compliance with Sections 2.08(b)(i), 6.02, 6.03, 6.04, 6.05 and 6.06 as of the end of the respective quarterly fiscal period or fiscal year, (y) a statement of the Working Capital Balance as of the last Business Day of such quarterly fiscal period or year and (z) a reconciliation to the adjustments necessary to take into account the effect of any acquisition or Disposition during the four quarterly fiscal periods ending with the date of such financial statements as contemplated in the definitions of “Cash Flow” and “Interest Expense” in Section 1.01, such certificate to include an itemization of the Net Proceeds of any Disposition received during the relevant reporting period by MCC, the Borrower and their respective Subsidiaries.

MCC and the Borrower will, promptly after the delivery of the financial statements pursuant to paragraphs (a) and (b) above and at reasonable times and upon reasonable advance notice, host an update call with the Administrative Agent, RSA and the Lenders to discuss said financial statements and the business, operations and strategic plan of MCC, the Borrower and their respective Subsidiaries.

SECTION 5.02.  Notices of Material Events.  MCC and the Borrower will, respectively, furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting MCC or the Borrower or any of their Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of MCC, the Borrower and their respective Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)  the assertion of any Environmental Claim by any Person against, or with respect to the activities of, MCC, the Borrower or any of their respective Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)  any material development relating to the obligations of the Borrower pursuant to Section 5.09, including copies of all draft documentation relating thereto, including term sheets and drafts of any documents relating to the Plan Support Agreement and the 2003 Senior Subordinated Notes Refinancing, in each case, not later than one day after the receipt or distribution thereof.

Each notice delivered under this Section (other than clause (f)) shall be accompanied by a statement of a senior financial officer of MCC and the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence, Etc.  Each of MCC and the Borrower will, and will cause each of its Subsidiaries to:

(a)  preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 6.01, or prohibit the conversion of a Subsidiary of MCC or the Borrower from a corporation or partnership into a limited liability company, so long as, after giving effect to such conversion, such Subsidiary shall have executed and delivered such instruments, and delivered such proof of corporate or other action and opinions of counsel, as the Administrative Agent shall deem appropriate to confirm the obligations of such Subsidiary under the Security Documents;

(b)  comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could have a Material Adverse Effect;

(c)  pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP;

(d)  maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e)  keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied;

(f)  permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and

(g)  not commingle its funds with those of Questo or any other Subsidiary of Questo (other than MCC, the Borrower and their respective Subsidiaries), or use its funds other than in the business conducted by MCC, the Borrower and their respective Subsidiaries.

SECTION 5.04.  Insurance.  Each of MCC and the Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations, provided that in any event, MCC and the Borrower shall be permitted to maintain deductibles (including through self-insurance), and maintain insurance through insurers not meeting the standards described above, in an aggregate amount up to but not exceeding $7,500,000 with respect to any category of insurance.

SECTION 5.05.  [Intentionally Omitted.]

SECTION 5.06.  Use of Proceeds.   No part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 5.07.  Certain Obligations Respecting Subsidiaries.  Each of MCC and the Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of MCC, the Borrower and each of their respective Subsidiaries at all times own (subject only to the Lien of the Security and Guarantee Agreement) at least the same percentage of the outstanding equity interests (including stock) of each of its Subsidiaries as is owned on the date hereof.  Without limiting the generality of the foregoing, none of MCC, the Borrower or any of their respective Subsidiaries shall sell, transfer or otherwise dispose of any equity interests in any Subsidiary owned by them, nor permit any Subsidiary to issue any equity interests of any class whatsoever to any Person (other than to any Loan Party).  In the event that any such additional equity interests shall be issued by the Borrower or any Subsidiary of MCC or the Borrower, the Borrower agrees forthwith to deliver (or cause to be delivered) to the Administrative Agent pursuant to the Security and Guarantee Agreement the certificates, if any, evidencing such equity interests, accompanied by undated powers executed in blank and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security and Guarantee Agreement.

Except for the 2003 Senior Subordinated Notes Refinancing (which shall not restrict or prohibit any term of any Loan Document), each of MCC and the Borrower will not permit any of its Subsidiaries to enter into, after the First Restatement Date, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property (other than customary restrictions on the assignability of contracts).

Nothing in this Section shall be deemed to prohibit a Disposition of any Subsidiary of MCC or the Borrower to the extent that such Disposition is permitted under Section 6.01.

SECTION 5.08.  Further Assurances.  Each of MCC and the Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the other Loan Documents.

Without limiting the generality of the foregoing, each of MCC and the Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Subsidiary of MCC and the Borrower (other than any Subsidiary organized in any jurisdiction outside of the United States of America or any Subsidiary that, as of the First Restatement Date, is not a Wholly Owned Subsidiary) is a “Subsidiary Guarantor” under the Security and Guarantee Agreement.  Accordingly, in the event that any new Subsidiary meeting such conditions is formed or acquired by MCC or the Borrower after the First Restatement Date, MCC or the Borrower, as applicable, will cause such Subsidiary to become a “Subsidiary Guarantor” and a “Securing Party” under the Security and Guarantee Agreement pursuant to an instrument of assumption in form and substance satisfactory to the Administrative Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 4.01 hereof upon the First Restatement Date or as the Administrative Agent shall have requested (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

In addition, without limiting the generality of the foregoing, the Borrower will, and will cause each of the other Obligors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, control agreements, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in substantially all of the property of the Obligors as collateral security for its obligations hereunder and under the Security Documents; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

If any Obligor shall acquire or, in the case of any real property located in the State of Florida, own any real property interest, including improvements, after the First Restatement Date having a fair market value of $3,000,000 or more (or shall make improvements upon any existing real property interest resulting in the fair market value of such interest together with such improvements being equal to $3,000,000 or more), then (subject, in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlords of any required landlord consent and memoranda of lease for recording in the appropriate county land office) it will (or, as applicable, will cause the respective Obligor holding such real property interest to) execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Lenders as collateral security for the obligations of the Obligors hereunder and under the Security Documents, and will deliver (or, or in case of landlords’ consents, will use its best efforts to cause the relevant landlords to deliver) such opinions of counsel, landlords’ consents, and title insurance policies as the Administrative Agent shall reasonably request in connection therewith, provided that, with respect to any real property interest in the State of Florida (or any other state where a significant mortgage recording tax would be due), if applicable, the Administrative Agent may in its sole discretion reduce the amount of the obligations of the Obligors hereunder that are secured by any such Lien in order to reduce the amount of any mortgage recording taxes payable to the State of Florida (or any Governmental Authority thereof) in respect of such Lien.

Each Obligor shall at all times maintain control agreements, in form and substance acceptable to the Administrative Agent, as may be required to perfect the security interest created by the Security Documents in any and all “Deposit Accounts” (as defined in the Security and Guarantee Agreement), excluding “Deposit Accounts” (as so defined) having cash balances in an aggregate amount of less than $500,000, and shall furnish to the Administrative Agent true copies of such control agreements.

Each Obligor shall use its best efforts to provide to the Administrative Agent promptly after the First Restatement Date, each of the items listed in Schedule VIII hereto.

SECTION 5.09.  Senior Subordinated Notes Refinancing.  No later than seven (7) months following the First Restatement Date, the Borrower shall consummate 2003 Senior Subordinated Notes Refinancing on terms approved by the Administrative Agent and in accordance with the requirements of Section 6.03(d).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of MCC and the Borrower covenants and agrees with the Administrative Agent and Lenders that:

SECTION 6.01.  Prohibition of Fundamental Changes

(a)  Mergers and Acquisitions.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 6.04(e) and Capital Expenditures permitted hereunder.

(b)  Dispositions.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, (i) all or a substantial part of the business or Property of MCC, the Borrower and their respective Subsidiaries on a consolidated basis (determined as if the Borrower and its Subsidiaries were Subsidiaries of MCC), whether now owned or hereafter acquired, and the Borrower will not permit any of the Newspaper Entities to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of the business or Property of the Newspaper Entities on a consolidated basis, whether now owned or hereafter acquired or (ii) prior to the Tranche A Payoff Date, any Property of MCC, the Borrower or any of their respective Subsidiaries.

(c)  Certain Exceptions.  Notwithstanding the foregoing provisions of this Section, (1) the transactions described in clauses (i), (iii), and (v) below shall be permitted at all times, and (2) the other transactions described below shall be permitted on or following the Tranche A Payoff Date:

(i)  the Borrower or any Subsidiary of MCC or the Borrower may, subject to the applicable requirements of the Security Documents, elect to convert from a corporation or partnership into a limited liability company and the Borrower or any Subsidiary of MCC or the Borrower may be merged or consolidated with or into (x) the Borrower if the Borrower shall be the continuing or surviving corporation or (y) MCC, the Borrower or any Subsidiary of MCC or the Borrower so long as the survivor company shall be a Loan Party, provided, however, that a Newspaper Entity may not be merged or consolidated with or into MCC, the Borrower or a Subsidiary of MCC or the Borrower unless the surviving entity is a Newspaper Entity; provided, further, that prior to the Tranche A Payoff Date, neither MCC nor any Subsidiary of MCC may be merged or consolidated with any Newspaper Entity;

(ii)  any Subsidiary of MCC may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise), provided that any such sale, lease, transfer or other disposition to an Affiliate thereof that is not a Loan Party shall satisfy the requirements of Section 6.09, it being understood that any such sale, lease, transfer or other disposition to an Affiliate thereof that is not a Loan Party of real property that satisfies the requirements of clause (vii) below, shall be deemed to satisfy the requirements of Section 6.09;

(iii)  any Newspaper Entity may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to any other Newspaper Entity that is a Loan Party;

(iv)  MCC, the Borrower or any of their respective Subsidiaries may (whether by way of purchase of assets or stock, by merger or consolidation or otherwise) make any acquisition of a business, and the related assets, of any other Person (i.e. any Person other than MCC, the Borrower or any of their respective Subsidiaries), provided that:

(w)  if MCC is a party to such transaction, MCC shall be the continuing or surviving entity or the continuing or surviving entity shall have assumed all of the obligations of MCC hereunder pursuant to an instrument in form and substance satisfactory to the Administrative Agent and shall have delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by MCC pursuant to Section 4.01 upon the First Restatement Date or as the Administrative Agent shall have requested;

(x)  (A) no later than five Business Days prior to the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent drafts or executed counterparts of the respective agreements or instruments pursuant to which such acquisition is to be consummated (together with any related management, non-compete, employment, option or other material agreements and any lease or other agreement entered into with any Affiliate of the seller) and any schedules or other material ancillary documents to be executed or delivered in connection therewith as are sufficient to demonstrate compliance by with the requirements of this Section 6.01(c)(iv) and (B) promptly following request therefor, the Borrower shall deliver copies of such other information or documents relating to such acquisition as any Lender or Lenders (through the Administrative Agent) shall have reasonably requested; the agreements, instruments and other documents referred to above shall provide that

(I)  none of MCC, the Borrower or any of their respective Subsidiaries shall, in connection with such acquisition, assume any (1) Indebtedness of the seller or sellers or (2) other obligations of the seller or sellers (except for obligations incurred in the ordinary course of business in operating the Property so acquired and reasonably necessary or desirable to the continued operation of such Property) and

(II)  all Property to be acquired in connection with such acquisition shall be acquired free and clear of any and all Liens (except for Liens that are permitted by Section 6.02);

(y)  in connection with such acquisition, MCC, the Borrower or the relevant Subsidiary of MCC or the Borrower shall have undertaken environmental surveys and assessments prepared by a firm of licensed engineers (familiar with the identification of toxic and hazardous substances) and shall have delivered copies thereof to the Administrative Agent no later than five Business Days prior to the consummation of such acquisition; such surveys and assessments shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders and shall have results satisfactory to the Administrative Agent and the Required Lenders, provided that neither the Administrative Agent nor any Lender shall have any responsibility to MCC, the Borrower or any of their respective Subsidiaries or any other Person arising out of or relating to the scope or results of such environmental due diligence; and

(z)  no later than five Business Days prior to the consummation of such acquisition, the Borrower shall furnish to the Lenders (1) projected pro forma consolidated balance sheets, income statements and cash flow statements (including a statement of sources and uses of funds for such acquisition showing, among other things, the source of financing for such acquisition) of MCC, the Borrower and their respective Subsidiaries (prepared as if the Borrower and its Subsidiaries were Subsidiaries of MCC) after giving effect to such acquisition for the period commencing on the date of such acquisition and ending one year after the end of the most recent Fiscal Quarter and (2) a certificate of a senior officer showing calculations in reasonable detail demonstrating that, after giving effect to such acquisition on a pro forma basis (as if such acquisition had been consummated at the beginning of the relevant periods), MCC and the Borrower will be in compliance with the provisions of Section 6.06, provided that (X) no acquisition may be made under this clause (iv) unless at the time thereof, and after giving effect thereto, no Default shall have occurred and shall be continuing, (Y) other than any such acquisitions identified on Schedule VII hereto in respect of which MCC, the Borrower or any of their respective Subsidiaries has on the First Restatement Date an obligation (contingent or otherwise) to consummate such acquisition at a later date, the aggregate consideration paid in connection with all such acquisitions consummated after September 30, 2008 (including, without limitation, all acquisitions that have been consummated after September 30, 2008, but prior to the First Restatement Date, which acquisitions are identified on Schedule VII hereto) shall not exceed $5,000,000 and (Z) the Borrower shall not be required to deliver the agreements, environmental surveys and pro forma calculations otherwise required by the foregoing clauses (x), (y) and (z) unless requested by the Administrative Agent;

(v)  Outdoor Holding may consummate the Fairway Contribution and MCC and its Subsidiaries may transfer Property to Fairway (or any successor thereof) as required pursuant to the Contribution Agreement;

(vi)  the Newspaper Entities may sell, transfer or otherwise dispose of Property (including by way of an exchange of Property owned by such Newspaper Entity for Property owned by any other Person), so long as (a) the aggregate amount of Asset Cash Flow attributable to such assets or equity interests being sold, transferred, disposed or exchanged during any single fiscal year shall not exceed $7,500,000, or during the period commencing on the Existing Credit Agreement Effective Date through the term of this Agreement shall not exceed $20,000,000, (b) at the time thereof, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (c) no later than five Business Days prior to the consummation of such transaction, MCC shall furnish to the Lenders a certificate of a senior officer showing calculations in reasonable detail demonstrating that, after giving effect to such transaction on a pro forma basis (as if such acquisition had been consummated at the beginning of the relevant periods), MCC and the Borrower will be in compliance with the provisions of Section 6.06 and (d) to the extent any such exchange of property constitutes an “Asset Swap” under and as defined in the Indenture or, following the 2003 Senior Subordinated Notes Refinancing Effective Date, the Refinanced Indenture, the Borrower shall have delivered to the Administrative Agent a copy of any fairness opinion delivered pursuant to such indenture, provided that any such sale, transfer or other disposition to an Affiliate of such Newspaper Entity that is not a Loan Party shall satisfy the requirements of Section 6.09;

(vii)  MCC, the Borrower and their respective Subsidiaries may sell, transfer or otherwise dispose of real property owned by them (or of the equity interests in any Subsidiary of MCC or the Borrower whose only assets consist of real property) for consideration paid exclusively in cash, provided that

 (u)  any such sale, transfer or other disposition to an Affiliate thereof that is not a Loan Party shall satisfy the requirements of Section 6.09,

(v)  no such sale, transfer or other disposition by a Newspaper Entity shall be to a Subsidiary of MCC,

(w)  any such sale, transfer or other disposition to an Affiliate thereof shall provide that concurrently with such transaction such Affiliate shall enter into a lease agreement containing Acceptable Lease Terms and which is otherwise in form and substance satisfactory to the Administrative Agent pursuant to which such real property shall be leased back to a Newspaper Entity,

(x)  no later than five Business Days prior to the consummation of such sale, transfer or disposition, MCC shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis (as if such sale, transfer or disposition had been consummated at the beginning of the relevant periods), that (A) MCC and the Borrower would have been in compliance with the provisions of Sections 6.06(b) and 6.06(c) and (B) MCC and the Borrower would have been in compliance with the provisions of Section 6.06(a) as if such Section required a Cash Flow Ratio of 0.75 lower than the respective Cash Flow Ratio specified for the relevant periods in said Section,

(y)  the aggregate amount of Capital Lease Obligations that such lease agreement gives rise to, together with the aggregate amount of Capital Lease Obligations incurred pursuant to this clause (vii) in all prior lease transactions during the period commencing on the Existing Credit Agreement Effective Date through the term of this Agreement, shall not exceed $25,000,000, and

(z)  the aggregate fair market value of the real property sold, transferred or otherwise disposed of pursuant to this clause (vii) shall not exceed $100,000,000; and

(viii)  MCC, the Borrower and their respective Subsidiaries may, sell, transfer or otherwise dispose of assets relating to its outdoor advertising business; provided that,

(w)  both immediately prior to such sale, transfer or other disposition and, after giving effect thereto, no Default shall have occurred and be continuing;

(x) unless the Required Lenders shall otherwise agree, at least 90% of the consideration for such Disposition shall be paid in cash;

(y) such sale, transfer or other disposition shall be made for fair market value; and

(z) such sale, transfer or other disposition to an Affiliate thereof that is not a Loan Party shall satisfy the requirements of Section 6.09.

SECTION 6.02.  Limitation on Liens.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a)  Liens created pursuant to the Security Documents;

(b)  Liens in existence on the date hereof and (i) listed in Part B of Schedule II hereto or (ii) related to purchase money Indebtedness and Capital Lease Obligations in an amount not to exceed $10,000,000 in the aggregate;

(c)  Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, adequate reserves with respect thereto are maintained on the books of MCC, the Borrower or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and judgment Liens but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (h) of Article VII;

(e)  pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, will not result in a Material Adverse Effect;

(h)  in the case of sign locations of MCC, the Borrower and their respective Subsidiaries, so-called amortization zoning and other restrictions imposed by state and local authorities upon the use of such locations;

(i)  on and after the 2003 Senior Subordinated Notes Refinancing Effective Date, liens securing the 2003 Senior Subordinated Refinanced Notes and the Tranche B Term Loans; provided, however, that (i) such liens shall be subject to and comply with the terms of the Intercreditor Agreement, (ii) such liens shall not attach to any assets that do not also constitute collateral security under the Loan Documents or to any assets of any Obligor other than the Newspaper Entities and (iii) such liens shall be granted pursuant to security documentation of a similar form to the Security Documents to which the Borrower and its Subsidiaries are party and shall otherwise be reasonably satisfactory in form and substance  to the Administrative Agent;

(j)  to the extent constituting a Lien, the encumbrances pursuant to the Escrow Agreement in respect of the Tranche C Term Loans;

(k)  Liens arising in connection with Capital Lease Obligations permitted under Section 6.03(l), so long as no such Lien applies to any Property other than the Property subject to the respective lease agreement that gives rise to a Capital Lease Obligation; and

(l)  any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property.

SECTION 6.03.  Indebtedness.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(a)  Indebtedness to the Lenders hereunder;

(b)  Indebtedness outstanding on the date hereof and listed in Part A of Schedule II hereto;

(c)  (x) Intercompany Indebtedness to the extent permitted by Section 6.04 and (y) Indebtedness of any Subsidiary of MCC or the Borrower that is not a Loan Party that constitutes an Investment permitted under Section 6.04(e) or (g); provided, however, that (i) all Intercompany Indebtedness shall be evidenced by a note delivered to the Administrative Agent containing subordination terms satisfactory to the Administrative Agent and (ii) all Indebtedness described in this Section 6.03(c) of a non-Loan Party that is outstanding as of the First Restatement Date (other than Indebtedness permitted under Section 6.04(g)) shall be listed on Schedule II (including the amounts outstanding thereunder) and evidenced by a note delivered to the Administrative Agent;

(d)  Indebtedness in respect of (i) the 2003 Senior Subordinated Notes, and (ii) on and after the 2003 Senior Subordinated Notes Refinancing Effective Date, the 2003 Senior Subordinated Notes Refinancing in an aggregate principal amount not exceeding the principal amount permitted pursuant to the definition of such term in Section 1.01; provided, that (A) the Borrower shall have provided certified copies of the Refinanced Indenture and the other 2003 Senior Subordinated Notes Refinancing Documents, each of which shall be consistent with the terms hereof and have been approved by the Administrative Agent in writing, (B) none of the Senior Subordinated Notes Refinancing Documents shall contain a cross default that is more burdensome to the Borrower or its Subsidiaries than the cross default provision contained in the Indenture, (C) the Intercreditor Agreement shall have been duly executed and delivered by all parties thereto, (D) the Administrative Agent shall have received such legal opinions in respect of the Loan Documents, the Intercreditor Agreement and the 2003 Senior Subordinated Notes Refinancing Documents as it may reasonably request, including, without limitation, opinions under New York law in respect of the Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent, and (E) the Lenders hereto shall have executed and delivered to the Administrative Agent such documentation (if any) as the Administrative Agent may reasonably request to acknowledge, ratify and confirm (I) the cancellation of the Tranche C Term Loans and (II) that the obligations in respect of the Tranche B Term Loans have ceased to be obligations secured by the Security Documents or guaranteed by any Obligor other than Obligors that are Subsidiaries of the Borrower;

(e)  [Intentionally Omitted.];

(f)  [Intentionally Omitted.];

(g)  [Intentionally Omitted.];

(h)  [Intentionally Omitted.];

(i)  [Intentionally Omitted.];

(j)  any Indebtedness of the type described in clause (f) of the definition of such term in Section 1.01 outstanding immediately prior to September 30, 2008 up to but not exceeding $2,000,000 in the aggregate at any one time outstanding;

(k)  additional unsecured Indebtedness of MCC, the Borrower or any of their respective Subsidiaries to any Person other than an Affiliate thereof up to but not exceeding $1,000,000 in aggregate principal amount at any one time outstanding; and

(l)  Indebtedness in respect of Capital Lease Obligations permitted to be incurred under Sections 6.01(c)(vii).

SECTION 6.04.  Investments

.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)  Investments outstanding on the First Restatement Date and identified in Part B of Schedule IV hereto;

(b)  Cash and Cash Equivalents;

(c)  Investments in Loan Parties; provided, that the Borrower and its Subsidiaries shall not make any Investment in MCC or any of its Subsidiaries after the First Restatement Date;

(d)  [Intentionally Omitted.];

(e)  (x) Investments in existence on September 30, 2008 in Subsidiaries of MCC or the Borrower that are not Loan Parties up to but not exceeding $35,000,000 in the aggregate, (y) Investments in existence on September 30, 2008 and identified in Part D of Schedule IV hereto  in Persons that are neither MCC, the Borrower nor Subsidiaries of MCC or the Borrower and (z) other Investments in existence on September 30, 2008 in Persons that are neither MCC, the Borrower nor Subsidiaries of MCC or the Borrower up to but not exceeding $1,000,000 individually and $5,000,000 in the aggregate; ;

(f)  loans to Shivers in an aggregate amount at any one time not exceeding $12,500,000; provided that no such loan shall be made after the First Restatement Date at any time (i) when a Default has occurred and is continuing or (ii) prior to the Tranche A Payoff Date;

(g)  additional working capital Investments by MCC or any of its Subsidiaries in the ordinary course of business in Subsidiaries of MCC or the Borrower that are not Loan Parties in an aggregate amount at any time not exceeding $6,000,000; provided, however, that following the First Restatement Date and prior to the Tranche A Payoff Date, no more than $2,000,000 of aggregate Investments may be made pursuant to this clause (g);

(h)  Outdoor Holding may make payments required pursuant to the Contribution Agreement; and

(i)  MCC, the Borrower and their respective Subsidiaries may transfer Property to MCC Outdoor, LLC (or any successor thereof) as required pursuant to the Contribution Agreement.

For purposes of clauses (f) and (g) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of dividends, distributions or other payments received by a Loan Party in cash in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05.  Restricted Payments.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, declare or make any Restricted Payment at any time, except that, so long as at the time thereof and after giving effect thereto (and to any concurrent incurrence of any Indebtedness) no Default or Event of Default shall have occurred and be continuing:

(a)  [Intentionally Omitted.];

(b)  [Intentionally Omitted.];

(c)  [Intentionally Omitted.];

(d)  MCC and the Borrower may make payments to Holdings, Pesto, Questo, Shivers and MPG Holdings pursuant to the Tax Consolidation Agreements;

(e)  MCC may make Restricted Payments to officers and other executive employees of MCC, the Borrower and their respective Subsidiaries to the extent constituting Special Deferred Compensation;

(f)  [Intentionally Omitted.];

(g)  MCC may make Restricted Payments in respect of one or more employee compensation plans (including “phantom stock” payments referred to in the definition of the term “Restricted Payments” in Section 1.01) maintained for employees of MCC, the Borrower and their respective Subsidiaries so long as the aggregate amount of such Restricted Payments made in any single fiscal year shall not exceed $1,500,000 and the aggregate amount of such Restricted Payments made during the period commencing on the Existing Credit Agreement Effective Date through the term of this Agreement shall not exceed $10,000,000;

(h)  [Intentionally Omitted.]; and

(i)  the Borrower and any Subsidiary of MCC or the Borrower may make Restricted Payments to any Loan Party.

Nothing herein shall be deemed to prohibit the payment of dividends or other distributions in respect of equity by the Borrower or any Subsidiary of MCC or the Borrower to any Loan Party (or, in the case of any Subsidiary of MCC or the Borrower that is not a Loan Party, to each holder of ownership of such Subsidiary on a pro rata basis based on their relative ownership interests (or on a basis more favorable to the Loan Parties)).

SECTION 6.06.  Financial Covenants.

(a)  Cash Flow Ratios.  At all times after the First Restatement Date, MCC and the Borrower will not permit the Cash Flow Ratio to exceed 5.50:1 or the Senior Cash Flow Ratio to exceed 2.00:1.

(b)  Fixed Charge Coverage Ratio.  At all times after the First Restatement Date, MCC and the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.

(c)  Interest Coverage Ratio. MCC and the Borrower will not permit the Interest Coverage Ratio to be less than the following respective amounts at any time during the following respective periods:

                                                                                              Interest Coverage
Period                                                              Ratio

At all times after the First                                                 2.25 to 1
  Restatement Date through but
  excluding March 31, 2010

At all times after and including                                        2.00 to 1
  March 31, 2010

(d)  MPG Capital Expenditures. Prior to the consummation of the 2003 Senior Subordinated Notes Refinancing, the Borrower and its Subsidiaries shall not make Capital Expenditures in excess of the amount permitted under the Restructuring Term Sheet for the 13 week period covered by the 13-week cash flow forecast as of September 22, 2009.

(e)  Certain Financial Covenant Calculations.  Until the earlier to occur of (i) the date that is seven (7) months following the First Restatement Date, and (ii) the Borrower’s consummation of the 2003 Senior Subordinated Notes Refinancing, the financial covenants set forth in this Section 6.06 shall be calculated, where applicable, as if the 2003 Senior Subordinated Notes Refinancing had occurred at the beginning of the applicable four fiscal quarter period such that the aggregate principal amount of the 2003 Senior Subordinated Notes was $101,800,000, $99,000,000 of which accrues interest at a cash interest rate of 5% per annum and a paid-in-kind interest rate of 10% per annum compounded quarterly in arrears and $2,800,000 of which accrues interest at cash interest rate of 7% per annum.

SECTION 6.07.  [Intentionally Omitted.]

SECTION 6.08.  Lines of Business.  None of MCC, the Borrower or any of their respective Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in on the date hereof by MCC, the Borrower and their respective Subsidiaries.  MCC and the Borrower will not, and will not permit any of their respective Subsidiaries (other than the Newspaper Entities) to, own any newspaper assets, or engage in the business of publishing newspapers, other than (a) as a result of acquisitions in which the acquired entity owns newspaper assets or engages in the business of publishing newspapers but is not primarily engaged in the business of owning newspaper assets or publishing newspapers or (b) where the ownership of newspaper assets or publishing of newspapers generates Cash Flow not exceeding $1,000,000 during any single fiscal year.

SECTION 6.09.  Transactions with Affiliates.  MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, directly or indirectly:  (a) make any Investment in an Affiliate thereof that is not a Loan Party; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate thereof that is not a Loan Party; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate thereof that is not a Loan Party; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate thereof that is not a Loan Party (including, without limitation, guarantees and assumptions of obligations of an Affiliate thereof that is not a Loan Party); provided that (s) MCC, the Borrower and their respective Subsidiaries may consummate the transactions required by the Contribution Agreement, (t) make Investments expressly permitted by Section 6.04, (u) make Restricted Payments expressly permitted by Section 6.05, (x) any Affiliate thereof who is an individual may serve as a director, officer or employee of MCC, the Borrower or any of their respective Subsidiaries and receive reasonable compensation for his or her services in such capacity, (y) MCC, the Borrower and their respective Subsidiaries may enter into transactions (other than extensions of credit by MCC, the Borrower or any of their respective Subsidiaries to an Affiliate thereof) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to MCC, the Borrower and their respective Subsidiaries as the monetary or business consideration which it would obtain in a comparable transaction with a Person not an Affiliate of MCC, the Borrower or any of their respective Subsidiaries and (z) MCC and the Borrower may be a party to, and make payments under, the Tax Consolidation Agreements.

SECTION 6.10.  Modifications of Certain Agreements.  MCC and the Borrower will not consent to any modification, supplement or waiver (including, without limitation, any forbearance arrangement) of (a) any of the provisions of the Tax Consolidation Agreements, (b) any lease agreement entered into pursuant to Section 6.01(c)(vii), (c) any of the provisions of any instrument evidencing or governing the 2003 Senior Subordinated Notes or (d) notwithstanding anything to the contrary in the Intercreditor Agreement, following the issuance thereof, any provision of any instrument evidencing or governing the 2003 Senior Subordinated Refinanced Notes, without in each case the prior written consent of the Administrative Agent; provided, however, that the Indenture Forbearance may be modified or supplemented solely to extend the termination or expiration of the Forbearance Period (as defined therein) without the consent of the Administrative Agent.

SECTION 6.11.  Plan Support Agreement.  Borrower and its Subsidiaries shall not enter into the Plan Support Agreement without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, however that such consent shall not be required (a) if the Borrower has complied with its obligations in respect of the negotiation of the Plan Support Agreement pursuant to Sections 5.01(i) and (j) hereof and (b) the terms of the Plan Support Agreement are substantially similar to those set forth in the Restructuring Term Sheet and include no material terms that adversely affect or could reasonably be expected to adversely affect the Tranche A Term Loan Lender and are not disclosed in the Restructuring Term Sheet.  Borrower and its Subsidiaries shall not (i) exercise any termination right or consent to any modification, supplement or waiver of the Plan Support Agreement without the prior written consent of the Administrative Agent or (ii) take any action requiring the consent of, or consultation with, any counterparty to the Plan Support Agreement without obtaining the consent of, or consulting with, as applicable, the Administrative Agent.

SECTION 6.12.  Designated Senior Debt.  The Borrower will not designate any Indebtedness as “Designated Senior Debt” as defined under the 2003 Senior Subordinated Notes or take any comparable action with respect to the 2003 Senior Subordinated Refinanced Notes, as applicable, unless the Administrative Agent has approved such designation.

SECTION 6.13.  Morris Finance; Outdoor Holdings.

(a) The Borrower will not permit Morris Finance to own any property, other than cash in an amount not exceeding $1,000 representing nominal capitalization, and will not permit Morris Finance to engage in any business or other activities other than to incur Indebtedness in respect of the 2003 Senior Subordinated Notes or other Indebtedness permitted hereunder.

(b)  The Borrower will not permit Outdoor Holding to own any property other than the capital stock of FMO Holdings, LLC, and will not permit Outdoor Holding to engage in any business or incur any liabilities other than liabilities under the Loan Documents.

SECTION 6.14.  Subordinated Indebtedness.  Anything in this Agreement to the contrary notwithstanding, prior to the Tranche A Payoff Date, MCC and the Borrower will not, nor will they permit any of their respective Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except for (a) subject to the requirements of the Intercreditor Agreement, regularly scheduled interest payments (exclusive of any interest assessed at a default rate) in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness and (b) the issuance of notes pursuant to the 2003 Senior Subordinated Notes Refinancing in exchange for 2003 Senior Subordinated Notes.

SECTION 6.15  Most Favored Provisions.

(a)  If at any time any document or agreement with respect to the 2003 Senior Subordinated Notes, including the Indenture or any 2003 Senior Subordinated Notes Refinancing Document or the Plan Support Agreement, contains any affirmative covenant, negative covenant, mandatory prepayment event or event of default (including any definition used in or related to such covenants, mandatory prepayment events or events of default) that is either not provided for in any of the Loan Documents, or is more favorable to the counterparties of any Obligor or is more onerous to any Obligor or any of their respective Subsidiaries (each a “Most Favored Provision”) as compared to any corresponding provision (including any definition used in or related to such provisions) binding on the Obligors and their respective Subsidiaries, as applicable, that are provided for in the Loan Documents, then, unless otherwise agreed in writing by the Administrative Agent, (i) each such Most Favored Provision shall be deemed to be automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein and, notwithstanding anything to the contrary herein or therein, without any further action on the part of any of the Loan Parties or any other Person being required and (ii) upon the request of the Administrative Agent, the Obligors shall promptly enter into such amendments to Loan Documents as the Administrative Agent may reasonably request to evidence the incorporation of such Most Favored Provision.  For the avoidance of doubt, the foregoing provisions shall apply whether or not the Administrative Agent approves an agreement containing the applicable Most Favored Provision;

(b)  For the avoidance of doubt, if the document or agreement containing the Most Favored Provision is subsequently amended or modified to weaken or loosen such provision, such amendment or modification shall not in any way amend or modify such provision under the Loan Documents (which provision in the Loan Documents may only be amended in accordance with Section 9.02(b) hereof).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events shall occur:

(a)  The Borrower shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal, interest or premium owing pursuant to Section 2.09(a) on any Loan, or shall default for two or more days in the payment of any fee or any other amount payable by it hereunder or under any other Loan Document; or

(b)  MCC, the Borrower or any of their respective Subsidiaries shall default in the payment when due of any principal of or interest on any of its Indebtedness under the 2003 Senior Subordinated Notes or the 2003 Senior Subordinated Refinanced Notes or other Indebtedness having an aggregate principal amount of $5,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof ; provided, however, that in the case of the Specified Defaults, no Event of Default shall exist pursuant to this clause (b) with respect to such Specified Defaults until the occurrence of the Indenture Forbearance Termination Date; or

(c)  Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made, deemed made or furnished in any material respect; or

(d)  The Borrower or MCC shall default in the performance of any of its obligations under any of Sections 5.01(a), (b) or (f), 5.02(f), 5.07, 5.09, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14 or 6.15; the Borrower, MCC or any Subsidiary Guarantor shall default in the performance of any of its obligations under Section 6.01 of the Security and Guarantee Agreement; Shivers, Pesto or Questo shall default in the performance of any of its obligations under the Tax Consolidation Agreements; Holdings shall default in the performance of Section 4.01 or 5 of the Holdings Pledge Agreement; MPG Holdings shall default in the performance of Sections 4.01 or 4.14 of the MPG Holdings Pledge Agreement; or any Obligor shall default in the performance of any of its other obligations in any other Loan Document and such default shall continue unremedied for a period of thirty days; or

(e)  The Borrower or any Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)  The Borrower or any Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; provided, however, that in the event that any of the foregoing actions (other than  as described in clause (v)) is taken in accordance with the requirements of the Plan Support Agreement, such event shall not constitute an Event of Default for so long as the Plan Support Agreement is in full force and effect and no event of the type described in clause (q) below shall have occurred in respect of the Plan Support Agreement; or

(g)  A proceeding or case shall be commenced, without the application or consent of the Borrower or any Guarantor, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Guarantor or of all or any substantial part of its Property, or (iii) similar relief in respect of the Borrower or such Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or such Guarantor shall be entered in an involuntary case under the Bankruptcy Code; or

(h)  A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $10,000,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(j)  A reasonable basis shall exist for the assertion against MCC, the Borrower or any of their respective Subsidiaries of (or there shall have been asserted against MCC, the Borrower or any of their respective Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by MCC, the Borrower or any of their respective Subsidiaries or Affiliates or any predecessor in interest of MCC, the Borrower or any of their respective Subsidiaries or Affiliates or relating to any site or facility owned, operated or leased by MCC, the Borrower or any of their respective Subsidiaries or Affiliates which claims or liabilities (insofar as they are payable by MCC, the Borrower or any of their respective Subsidiaries, but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to MCC, the Borrower or any of their respective Subsidiaries and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

(k)  a Borrower Change in Control or an Indenture Change of Control shall occur; or

(l)  an MCC Change in Control shall occur; or

(m)  The Operating Agreement shall be modified without the prior consent of the Administrative Agent (with the approval of the Required Lenders) in any manner that would adversely affect the obligations of the Borrower, or the rights of the Lenders or the Administrative Agent, hereunder or under any of the other Loan Documents; or

(n)  The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation, control or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower, MCC or any other Obligor; or

(o)  The Administrative Agent shall determine in its sole discretion that there has been a diminution in value of the Property constituting collateral under the Security Documents; or

(p)  The Administrative Agent shall determine in its sole discretion that the Borrower is not making adequate progress in consummating the Senior Subordinated Notes Refinancing in accordance with Section 5.09; or

(q)  Any term of this Agreement or any right or remedy of the Administrative Agent or the Lenders under the Loan Documents shall be avoided, nullified, set aside, re-characterized, amended, modified, limited or stayed in any manner without the prior written consent of the Administrative Agent or such Lender, as applicable, in connection with any bankruptcy or similar proceeding; or

(r)  Either (i) the subordination provisions of the 2003 Senior Subordinated Notes, the Indenture or any 2003 Senior Subordinated Notes Refinancing Documents, including, without limitation, under the Intercreditor Agreement, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness or (ii) except as otherwise provided under the Loan Documents with respect to the Tranche B Term Loans and Tranche C Term Loans, any obligation of the Borrower or any
Subsidiary of the Borrower under the Loan Documents shall for any reason fail to be “Senior Debt” (or any comparable term) under, and as defined in, the Indenture or the Refinanced Indenture; or

(s)  Any breach or default shall occur under the Restructuring Term Sheet or Plan Support Agreement that permits any party thereto to deliver a termination notice or take any similar action, or any party thereto shall deliver a notice of termination to any other party thereto;

then (A) prior to the Tranche A Payoff Date, in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article) and (B) on and after the Tranche A Payoff Dates, if such event constitutes a Tranche B/C Event of Default, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.  Prior to the Tranche A Payoff Date, no Lender may unilaterally exercise any remedies hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, (a) pursuing remedies under, and enforcing the guaranties pursuant to, the Security and Guarantee Agreement, and (b) at the time of the 2003 Senior Subordinated Notes Refinancing, entering into the Intercreditor Agreement substantially in the form of Exhibit C hereto with such changes thereto as the Administrative Agent may deem appropriate in its sole discretion, including, without limitation, as appropriate to respond to comments from the trustee thereunder.  Each of the Lenders hereby further acknowledges that the benefits of the Intercreditor Agreement shall, except as expressly provided therein, accrue solely to the benefit of the Administrative Agent and the Tranche A Term Loan Lenders, and that such Intercreditor Agreement may, except as expressly provided therein, be amended, supplemented, restated, terminated, or otherwise modified without the approval of any Tranche B Term Loan Lender or Tranche C Term Loan Lender. As of the Closing Date, the Tranche B Term Loan Lender is anticipated to become party to the Intercreditor Agreement.  In furtherance of the foregoing, if required, the Tranche B Term Loan Lender agrees to execute the Intercreditor Agreement in substantially in the form of Exhibit C hereto with such changes as do not materially adversely affect its rights or obligations thereunder.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with MCC, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (it being understood that in the exercise of its discretionary rights, the Administrative Agent shall have no duty or obligation to consider the interests of any Tranche B Term Loan Lender or Tranche C Term Loan Lender), and (c)  the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to MCC, the Borrower or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default, unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything to the contrary in the Loan Documents, the Administrative Agent shall have no obligation to convey information about the Obligors, its administration of this Agreement, or the existence of any Default or Event of Default to any Tranche B Term Loan Lender or Tranche C Term Loan Lender.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days  (or such shorter period as the Administrative Agent may designate) after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

On the Tranche A Payoff Date, Tranche Manager, LLC shall, unless otherwise specified by the Administrative Agent in writing, automatically and without further action cease to be the Administrative Agent and shall be succeeded by MPG Revolver Holdings, LLC (the “Agent Replacement”).  In connection with the Agent Replacement, Tranche Manager, LLC shall execute and deliver such documentation as MPG Revolver Holdings, LLC shall reasonably request to effect the replacement of the Administrative Agent at the sole expense of the Borrower; provided that such documentation shall be satisfactory to Tranche Manager, LLC in its sole discretion; provided, further, that Tranche Manager, LLC shall not be required to deliver to MPG Revolver Holdings, LLC any possessory collateral that (i) was not delivered by the Prior Administrative Agent to Tranche Manager, LLC or (ii) is required to be delivered to the Trustee pursuant to the Intercreditor Agreement  Upon the Agent Replacement, (i) MPG Revolver Holdings, LLC shall succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent and Tranche Manager, LLC shall be discharged from its duties and obligations hereunder and (ii) the provisions of this Article and Section 9.03 shall continue in effect for the benefit of Tranche Manager, LLC in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, at any time after the Tranche A Payoff Date, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or a material portion of the collateral or otherwise terminate all or a material portion of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or a material portion of all of such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or a material portion of such collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

In addition, at any time on or before the Tranche A Payoff Date, without the consent of each Tranche A Term Loan Lender, or at any time after the Tranche A Payoff Date, without the prior consent of each Lender, the Administrative Agent shall not release MCC or any Subsidiary Guarantor that is a Newspaper Entity from its Guarantee under the Security and Guarantee Agreement, provided that if all the capital stock of any such Subsidiary Guarantor is sold to any Person that is not an Affiliate of the Borrower or MCC pursuant to a disposition permitted hereunder or to which the Required Lenders have consented, the Guarantee of such Subsidiary Guarantor and its Wholly Owned Subsidiaries under the Security and Guarantee Agreement may be terminated (and the Administrative Agent is hereby authorized, in such circumstances, to terminate any such Guarantee).

Notwithstanding anything to the contrary in this Article VIII, upon the consummation of the 2003 Senior Subordinated Notes Refinancing, (a) the collateral security under the Loan Documents shall automatically and without the necessity of further action cease to secure any obligations in respect of the Tranche B Term Loans or Tranche C Term Loans and (b) the obligations of each Obligor that is not a Subsidiary of the Borrower in respect of the Tranche B Term Loans and Tranche C Term Loans (but not in respect of the Tranche A Term Loans) shall automatically and without the necessity of  further action be released.  Each Tranche B Term Loan Lender and Tranche C Term Loan Lender hereby authorizes the Administrative Agent to take all action as it may deem appropriate in its sole discretion to evidence the terminations and releases described in this paragraph, and agrees to execute and deliver such documentation, if any, as the Administrative Agent may request to ratify and confirm such termination and releases.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.

(a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to MCC or the Borrower, to MCC or the Borrower at Morris Publishing Group, LLC, 725 Broad Street, Augusta, Georgia  30901, Attention of William S. Morris IV (Telecopy No. (706) 722-7125; Telephone No. (706) 823-3333), with a copy to Morris Communications Company, LLC, 725 Broad Street, Augusta, Georgia  30901, Attention of Craig S. Mitchell (Telecopy No. (706) 722-7125; Telephone No. (706) 823-3236);

(ii)  if to the Administrative Agent, to ACON Investments, LLC, 1133 Connecticut Avenue, NW, Washington, DC 20036, Attention of Barry Johnson; Telephone No. (202) 454-1100; E-mail: bjohnson@aconinvestments.com, with copy to ACON Investments, LLC, 1133 Connecticut Avenue, NW, Washington, DC 20036, Attention of Daniel Prawda; Telephone No. (202) 454-1100; E-mail: dprawda@aconinvestments.com ;

(iii)  if to a Lender, to it at its address (or telecopy number) set forth on its signature page hereto; and

(iv) if to RSA, to 201 South Union Street, Montgomery, Alabama 36130, Attention: M. Hunter Harrell, Phone: (334) 517-7109, Email: hunter.harrell@rsa-al.gov, with copy to Haskell Slaughter Young & Rediker, LLC, 1400 Park Place Tower, 2001 Park Place North, Birmingham, Alabama 35203, Phone: (205) 254-1402, Email: glw@hsy.com.

(b)  Electronic Notification.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Modifications to Notice Provisions.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)  No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)  increase any Commitment of any Lender without the written consent of such Lender,

(ii)  reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)  postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)  change Section 2.15(d) without the consent of each Lender affected thereby, or

(v)  change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of  Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, provided further that on and after the 2003 Senior Subordinated Notes Refinancing Effective Date, any amendment to this Agreement shall be subject to the applicable  limitations set forth in Section 4.6 of the Intercreditor Agreement.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.  In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Tranche A Term Loan Lender and the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Tranche A Term Loan Lender and the Administrative Agent, in connection with the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, all such expenses incurred in connection with the 2003 Senior Subordinated Notes Refinancing (whether or not consummated) and the other transactions contemplated by the Restructuring Term Sheet and the Plan Support Agreement, (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by MPG Holdings, MCC, the Borrower or any of their respective Subsidiaries, including, without limitation, any property transferred to Fairway in connection with the Contribution Agreement or any Environmental Claim related in any way to MPG Holdings, MCC, the Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and, prior to the Tranche A Payoff Date, determined as if the Tranche A Payoff Date shall have occurred) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)  Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  Payments.  All amounts due under this Section shall be payable promptly, and in any event not later than 15 days, after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)  Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the affiliates, directors, officers, employees, attorneys and agents of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.

(i)  Assignments Generally.  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time held by it) with the prior written consent of:

(A)  the Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for (1) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7(a), 7(f) or 7(g) hereof shall have occurred and is continuing, any other assignee or (2) the exercise of a purchase option pursuant to Section 4.8 of the Intercreditor Agreement; and

(B)  the Administrative Agent (which consent shall not be unreasonably withheld or delayed except in the case of an assignment of the Tranche B Term Loans or Tranche C Term Loans prior to the Tranche A Payoff Date, in which case, such consent may be withheld in the Administrative Agent’s sole discretion), provided that following the Tranche A Payoff Date no consent of the Administrative Agent shall be required for an assignment of any Term Loans.

(ii)  Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 (or less than $1,000,000 in the case of any assignment of Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7(a), 7(f) or 7(g) has occurred and is continuing;

(B)  each partial assignment of the Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of the Term Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A, together with a processing and recordation fee of U.S. $3,500; and

(D)  the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (c) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Section 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) below.

(c)  [Intentionally Omitted.]

(d)  Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless either waived by the Administrative Agent or the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by said paragraph (b), the Administrative Agent shall accept such Assignment and Assumption.

(e)  Participations.  Except for the Tranche C Term Loan Lenders and the Tranche B Term Loan Lenders, any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) above.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15(d) as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender hereunder.

(f)  Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g)  Certain Pledges.  Except for the Tranche B Term Loan Lenders and Tranche C Term Loan Lenders, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)  Disclosure of Certain Information.  A Lender may furnish any information concerning MCC, the Borrower or any of their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.12(b).

(i)    No Assignments to MCC, the Borrower or Affiliates.  Anything in this Section to the contrary notwithstanding, except for the assignments consummated on the First Restatement Date resulting in the Commitments specified on Schedule I hereto, no Lender may assign or participate any interest in any Loan held by it hereunder to MCC, the Borrower or any of their respective Affiliates or Subsidiaries without the prior consent of the Administrative Agent.

(j)           Escrow Agreement for Tranche C Term Loan.  Notwithstanding anything to the contrary in this Section 9.04, the Tranche C Term Loan Lenders shall be permitted to deposit their interests in the Tranche C Term Loans into escrow pursuant to the Escrow Agreement.

        SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this
Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12,  2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Notwithstanding anything to the contrary in this Section 9.08, prior to the Tranche A Payoff Date, none of the rights or remedies described in this Section 9.08 may be exercised without the prior written consent of the Administrative Agent.

SECTION 9.09.  Governing Law; Jurisdiction; Etc.

(a)  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Treatment of Certain Information; Confidentiality.

(a)  Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to MCC, the Borrower or one or more of their respective Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by MCC, the Borrower and their respective Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, members, shareholders, co-investors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any regulatory authority, including the National Association of Insurance Commissioners, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  USA PATRIOT Act.  Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies such Obligor, which information includes the names and addresses of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORRIS PUBLISHING GROUP, LLC

By        /s/
Title:
U.S. Federal Tax Identification No. 58-1445060

MORRIS COMMUNICATIONS COMPANY, LLC

By        /s/
Name:
Title:
U.S. Federal Tax Identification No. 58-1445060

ADMINISTRATIVE AGENT

TRANCHE MANAGER, LLC,
as Administrative Agent

By  /s/
Name:
Title:
U.S. Federal Tax Identification No.

LENDER

TRANCHE HOLDINGS, LLC

By   /s/
Name:
Title:
U.S. Federal Tax Identification No.

LENDER

MPG REVOLVER HOLDINGS, LLC

By   /s/
Name:
Title:
U.S. Federal Tax Identification No.

LENDER

MORRIS COMMUNICATIONS COMPANY, LLC

By    /s/
Name:
Title:
U.S. Federal Tax Identification No.